UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

PARAMETRIC TECHNOLOGY CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PARAMETRIC TECHNOLOGY CORPORATION

140 KENDRICK STREET

NEEDHAM, MASSACHUSETTS 02494

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

We will hold the Annual Meeting of Stockholders of Parametric Technology Corporation at the time and location stated below.

Wednesday, March 7, 2012

8:00 a.m., local time

Parametric Technology Corporation

140 Kendrick Street

Needham, MA 02494

At this year’s Annual Meeting, we will ask you to:

•	Elect three directors to serve for the next three years;

•	Approve the compensation of our named executive officers;

•	Approve an amendment to our Articles of Organization authorizing us to change our corporate name to PTC; and

•	Confirm the selection of PricewaterhouseCoopers LLP as PTC’s independent registered public accounting firm for the current fiscal year.

We will also consider action on any other matter that may be properly brought before the meeting.

You may vote at the Annual Meeting if you were a PTC stockholder at the close of business on January 6, 2012.

Whether or not you expect to attend the meeting, we encourage you to vote your shares in advance of the meeting. You may vote your shares by internet, by telephone or, if you have requested a proxy card, by mail.

By Order of the Board of Directors

AARON C. VON STAATS

Secretary

Needham, Massachusetts

January 26, 2012

Directions to Parametric Technology Corporation

From the North:

Rte. 95 South (128 South) to exit 19B (Highland Ave. exit). At the light take a left onto Hunting Road. Follow to the next set of lights and go left onto Kendrick Street. PTC is located approximately 1/8th mile on the right hand side.

From the South:

Rte. 95 North (128 North) to Exit 18, right onto Great Plain Ave. Take a right onto Greendale Ave. At the light take a right onto Kendrick Street. PTC is located approximately 1/8th mile on the right hand side.

From the East:

Mass Pike West to Rte. 95 South (128 South) to exit 19B (Highland Ave. exit). At the light take a left onto Hunting Road. Follow to the next set of lights and go left onto Kendrick Street. PTC is located approximately 1/8th mile on the right hand side

From the West:

Mass Pike East to Rte. 95 South (128 South) to exit 19B (Highland Ave. exit). At the light take a left onto Hunting Road. Follow to the next set of lights and go left onto Kendrick Street. PTC is located approximately 1/8th mile on the right hand side.

PROXY STATEMENT FOR THE PARAMETRIC TECHNOLOGY CORPORATION

2012 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Notice of Internet Availability of Proxy Materials.  We are making this proxy statement and our annual report available to stockholders at www.proxyvote.com. On January 26, 2012, we will begin mailing to our stockholders a notice containing instructions on how to access and review this proxy statement and our annual report at that website. The notice also instructs you how you may submit your proxy over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting those materials included in the notice.

Why This Proxy Statement Was Provided to You.  As a stockholder, you have the right to attend and vote at the Parametric Technology Corporation 2012 Annual Meeting of Stockholders. If you attend the Annual Meeting, you may vote your shares directly. Whether or not you attend, you may vote by proxy, by which you direct another person to vote your shares at the meeting on your behalf. The PTC Board of Directors is soliciting your proxy to encourage your participation in voting at the meeting and to obtain your support for the proposals presented. The proxy statement explains the proposals to be voted on at the Annual Meeting.

You have one vote for each share of common stock that you owned at the close of business on the record date, January 6, 2012. On that date, there were xxx,xxx,xxx shares of our common stock outstanding. Common stock is our only class of voting stock.

How You May Vote by Proxy.  You may vote by proxy using the Internet or the telephone by following the instructions on your notice or your proxy card, as applicable. If you requested a printed set of materials, you may also vote by mail by signing, dating and returning the proxy card.

Please note that there are separate telephone and Internet arrangements depending on whether you are a registered stockholder (that is, if you hold your stock in your own name) or you hold your shares in “street name” (that is, in the name of a brokerage firm or bank that holds your securities account). In either case, you must follow the procedures described on your notice or proxy card.

When you vote, you are giving your “proxy” to the individuals we have designated to vote your shares at the meeting as you direct. If you do not make specific choices, they will vote your shares to:

•	elect the directors nominated by the Board;

•	approve the compensation of our named executive officers;

•

approve the amendment to our Articles of Organization to permit the Board of Directors, in its discretion, to change the name of the company to PTC with an appropriate corporate indicator selected by the Board; and

•	confirm the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

If any matter not listed in the Notice of Meeting is properly presented at the Annual Meeting, they will vote your shares in accordance with their best judgment. As of the date hereof, we knew of no matters that needed to be acted on at the meeting other than as discussed in this proxy statement.

Whether you plan to attend the Annual Meeting or not, we encourage you to vote promptly. Voting promptly will not affect your right to attend the Annual Meeting. If you wish to vote at the Annual Meeting despite having voted previously, you may do so by following the procedure described below under “Revoking Your Proxy” and “How You May Vote in Person.”

Revoking Your Proxy. You may change your vote after you have voted as described below.

Registered Stockholders. You may revoke your proxy by following any of these procedures:

•	If you voted by Internet or telephone, vote again using the Internet or telephone (which will supersede your earlier vote); or

•	If you voted by executing a proxy card, send in another signed proxy card with a later date; or

•	Send a letter revoking your proxy to PTC’s Secretary at the address indicated on page 57 under “Stockholder Proposals and Nominations,” or

•	Attend the Annual Meeting, notify us in writing that you are revoking your proxy and vote in person.

Street Name Holders. You must follow the procedures required by the brokerage firm or bank through which you hold your shares to revoke your proxy. You should contact that firm directly for more information on those procedures.

How You May Vote in Person.  You may attend the Annual Meeting and vote by ballot. If your shares are held in street name, you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on January 6, 2012 in order to be admitted to the meeting. If you are not the holder of record, you will need to obtain a “legal proxy” from the holder of record in order to be able to vote at the Annual Meeting.

Votes Required; Effect of Abstentions and Broker Non-Votes.

•	The directors elected at the meeting will be the directors receiving the highest number of votes.

•	The advisory vote on the compensation of our named executive officers may be approved by the affirmative vote of a majority of the votes cast.

•	The proposal to amend our Articles of Organization to change our corporate name to PTC may be approved by the affirmative vote of a majority of our shares outstanding.

•	Confirmation of the selection of PricewaterhouseCoopers LLP may be approved by the affirmative vote of a majority of the votes cast.

If you abstain from voting on a proposal, or if your broker or bank does not vote on any proposal because it has not received instructions from you and is not permitted to vote in its discretion (a broker non-vote), it will count as a vote against the proposal to amend our Articles of Organization but will not count as a vote for or against any other proposal. Brokers cannot vote in their discretion on the proposals to elect directors, approve the compensation of our executive officers or to change our corporate name described in the first three bullets above.

Voting and Tabulation of the Votes are Confidential.  We keep all the proxies, ballots and voting tabulations confidential. The Inspectors of Election will forward to management any written comments that you make on the proxy card without providing your name.

Disclosure of Voting Results.  We will provide the voting results on our website at www.ptc.com following the Annual Meeting and in a Current Report on Form  8-K filed with the Securities and Exchange Commission within four business days after the Annual Meeting.

Costs of Soliciting Proxies.  PTC will pay all the costs of soliciting proxies. In addition to mailing the notices and providing these proxy materials, our directors and employees may solicit proxies by telephone, fax or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Stockholders Sharing the Same Surname and Address.  In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions received only one copy of the notice. This practice is designed to reduce duplicate mailings and save printing and postage costs as well as natural resources. If you would like to have a separate copy of the notice or our annual report and/or proxy statement mailed to you or to receive separate copies of future mailings, please submit your request to the address or phone number that appears on your notice or proxy card. We will deliver such additional copies promptly upon receipt of such request.

In other cases, stockholders receiving multiple copies at the same address may wish to receive only one. If you would like to receive only one copy but now receive more than one, please submit your request to the address or phone number that appears on your notice or proxy card.

Additional Questions.  If you have any questions about the Annual Meeting or your ownership of PTC common stock, please contact PTC Investor Relations by telephone at (781) 370-5000 or e-mail at IR@ptc.com.

Obtaining a Copy of Our Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the year ended September 30, 2011 was made available with this proxy statement.

You may obtain another copy of our Annual Report on Form 10-K free of charge:

•	on our website at www.ptc.com,

•	on the SEC’s website at www.sec.gov, or

•	by contacting PTC Investor Relations at:

Investor Relations

Parametric Technology Corporation

140 Kendrick Street

Needham, MA 02494-2714

Phone: (781) 370-5000

Email: ir@ptc.com

DISCUSSION OF PROPOSALS

PROPOSAL 1:	ELECTION OF DIRECTORS

Upon the recommendation of the Corporate Governance Committee, the Board of Directors has nominated three current directors – Donald Grierson, James Heppelmann and Renato Zambonini – for new three-year terms expiring at the 2015 Annual Meeting and recommends that you vote for their election.

Certain biographic and other information about each of the nominees appears in the table below. Also discussed are the experience, qualifications and skills of each of directors that led the Corporate Governance Committee and the Board to conclude that the nominee should serve as a director of the company. Information about their holdings of PTC stock is set forth in “Stock Owned by Directors and Officers” on page 23.

Additional information with respect to the Corporate Governance Committee’s process for selecting and evaluating director nominees, including the search for, and selection of, Mr. Zambonini, is described under “The Corporate Governance Committee” on page 14. There were no nominations for director by PTC stockholders.

Class I Directors	Director Since	Term Expires
Donald K. Grierson, age 77	1987	2012

Chief Executive Officer (Retired), ABB Vetco International, an oil services business. Mr. Grierson was Chief Executive Officer and President of ABB Vetco Gray, Inc. from September 2002 to November 2004 and from 1991 to March 2001. Mr. Grierson served as Executive Director of ABB Vetco Gray, Inc. from March 2001 to September 2002.

As a former chief executive officer, Mr. Grierson has significant leadership, management and operating experience, as well as financial, strategic and corporate governance expertise. He also has a deep understanding of the manufacturing industry generally (the key industry served by PTC’s products). Given his tenure as a director PTC since 1987, Mr. Grierson has extensive knowledge of PTC’s business and the markets in which PTC operates. As Lead Independent Director since 2010, Mr. Grierson has been instrumental in developing Board meeting agendas and serving as a liaison between and among the directors and management.

Mr. Grierson attended 100% of the meetings of the Board and of the committees on which he serves during his current term.

James E. Heppelmann, age 47	2008	2012

President and Chief Executive Officer of PTC since October 2010. Mr. Heppelmann was President and Chief Operating Officer of PTC from March 2009 to September 2010, Executive Vice President and Chief Product Officer of PTC from February 2003 to February 2009, and Executive Vice President, Software Solutions and Chief Technology Officer of PTC from June 2001 to January 2003. Mr. Heppelmann joined PTC in 1998.

Through his positions with PTC and through his significant prior experience in the product development software industry (including as founder and President of Windchill Technology, which was acquired by PTC), Mr. Heppelmann has gained significant leadership, management and operating experience, extensive knowledge of PTC’s products and services and of the markets in which PTC competes, and technical, financial, strategic and marketing expertise. In his first year as President and Chief Executive Officer of PTC, PTC achieved its highest revenue year in the company’s history and improved operating margins, Mr. Heppelmann established a management team to support his vision and drive for excellence, and he was instrumental in identifying and achieving the successful acquisition of MKS Inc., a key strategic acquisition for PTC in 2011.

Mr. Heppelmann attended 100% of the meetings of the Board during his current term.

Class I Directors	Director Since	Term Expires
Renato Zambonini, age 65	2011	2012

President and Chief Executive Officer (Retired) of Cognos Incorporated, a global leader in corporate performance management solutions. Mr. Zambonini was Chief Executive Officer of Cognos from April 2002 to June 2004, President and Chief Executive Officer of Cognos from September 1995 to April 2002, and President of Cognos from January 1993 to September 1995.

Mr. Zambonini has served as a director at CA, Inc. since 2005. Mr. Zambonini served as a director of Cognos Incorporated from 1994 to 2008, and as its Chairman of the Board from 2004 to 2008. He also served as a director at Reynolds and Reynolds Inc. from 2004 to 2007 and at Emergis Inc. from 2005 to 2008.

In his position as Chief Executive Officer of Cognos, Mr. Zambonini is credited with having led Cognos’s transformation from a specialized business intelligence software tools provider to a global leader in corporate performance management solutions, demonstrating significant leadership and strategic vision. In addition, as result of his experiences at Cognos and as a director of other software companies, Mr. Zambonini has demonstrated leadership, management and operating experience, a deep understanding of software technology and the software industry, and significant financial, strategic and corporate governance expertise.

Mr. Zambonini attended 100% of the meetings of the Board during his current term.

The Board of Directors recommends that you vote FOR the election of Donald Grierson, James Heppelmann and Renato Zambonini as Class I directors.

PROPOSAL 2:	ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are seeking your advisory vote on the compensation of our Chief Executive Officer, our Chief Financial Officer, and our other most highly compensated executive officers named in the Summary Compensation Table on page 43 (collectively, our “named executive officers”). This “say-on-pay” proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. We ask that you support the compensation of our named executive officers as disclosed in “Compensation Discussion and Analysis” beginning on page 25 and the tables and related disclosures contained in the “Executive Compensation” section beginning of page 43.

Why You Should Approve the Compensation of Our Named Executive Officers

Our compensation programs are designed to pay for performance. As described in “Compensation Discussion and Analysis” beginning on page 25, the compensation of our named executive officers is heavily weighted toward “at-risk” performance-based pay. For 2011, 52% of our CEO’s compensation and 48% of our other named executive officers’ compensation was performance-based, while our peer group companies provided an average of only 39% performance-based compensation to their CEOs and only 41% performance-based compensation to their other named executive officers. Moreover, our compensation programs are designed so that if the performance-based compensation is earned in full, total compensation earned by the executives will be between the second and third quartiles of the compensation paid by our peer group.

For 2011, the executives’ performance-based equity compensation was tied to achievement of an increase of approximately 20% in non-GAAP operating margin dollars over 2010 and their annual cash incentive plan bonus was tied to achievement of an increase of approximately 30% in non-GAAP operating margin dollars over 2010.

Because PTC achieved an approximately 30% increase in non-GAAP operating margin dollars, the executives earned 100% of their performance-based equity for 2011, but earned only between 96% and 98% (depending on the executive) of their annual incentive bonus, thus earning approximately 99% of their target annual compensation for achievement of approximately 99% of the performance-based compensation plan.

Our compensation programs are designed to align our executives’ interests with our stockholders’ interests. The time-based and performance-based equity awards that comprise a substantial portion of our executives’ annual compensation are subject to vesting over three years. Moreover, our executives are required to maintain certain levels of ownership of PTC stock (which amount excludes options and unvested equity). These two elements serve to align our executives’ interests with those of our stockholders in the long-term value of PTC stock.

Our compensation programs are designed to be fair and competitive. Our Compensation Committee is comprised only of independent directors and retains an independent compensation consultant to advise it on appropriate compensation practices.

Additional Information about Our Executive Compensation Programs

Additional information about our executive compensation programs, including additional best practices we maintain, our compensation philosophy, and a discussion of how we establish pay amounts, is discussed in “Compensation Disclosure and Analysis” beginning on page 25.

Effect of Say-on-Pay Vote

This say-on-pay vote, which is required by Section 14A of the Securities Exchange Act of 1934, is advisory only and is not binding on the company, the Compensation Committee or our Board of Directors. Although the vote is advisory, we, our Compensation Committee and our Board of Directors value the opinions of our stockholders and expect to take the outcome of this vote into account when considering future compensation arrangements for our executive officers. We will hold such a vote each year.

Board Recommendation

The Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers.

PROPOSAL 3:	APPROVE AN AMENDMENT TO OUR ARTICLES OF ORGANIZATION TO PERMIT US TO CHANGE OUR NAME TO PTC

We are generally known as “PTC” to our customers around the world. We are now seeking stockholder approval to amend our Articles of Organization to change the legal name of the company from “Parametric Technology Corporation” to “PTC” with an appropriate corporate indicator, such as “Corporation” or “Inc.”, selected by the Board. Accordingly, the name could be changed to “PTC Inc.”, “PTC Corporation” or a similar name. If the stockholders approve this amendment to our Articles, the Board of Directors may, in its discretion, effect the name change at any time.

Reasons for the Proposed Name Change

Since 2000, when we adopted PTC as the company brand, we have spent a significant amount of time and effort building the PTC brand. PTC is our registered trademark in the U.S. and other countries. However, our efforts to build and establish public awareness of the PTC brand are undermined because we are required to use our legal name in many situations. Changing our legal name to PTC will reinforce our efforts to build and establish the PTC brand.

When we named the company “Parametric Technology Corporation” in 1985, it reflected the significant advance made by PTC in the area of parametric CAD modeling with our Pro/ENGINEER® software solution. Since that time our business has evolved and we now offer solutions that enable our customers to create digital product content, collaborate with others in the product development process, control product content, automate product development processes, configure products and product content, and communicate product information to people and systems across the extended enterprise and the design, supply and services chain. In recognition of the fact that our business had become broader than parametric modeling, we adopted PTC as the company brand in 2000. We are now seeking to change the legal name of the company to reflect who we have become, the software company known as PTC.

Effect of the Proposed Name Change

If effected, the name change will also cause PTC’s CUSIP number to change. (The CUSIP number is a number assigned to PTC common stock to facilitate identification of the stock for trading purposes.)

Stockholders Holding PTC Stock in “Street Name.”  Banks, brokers and other nominees will be instructed to effect the name change and the CUSIP change in the accounts of their customers holding PTC common stock in “street name” (i.e., through a bank, broker or other nominee).

Registered Stockholders.  Registered stockholders who hold their shares in certificate form are not required to do anything; new certificates will be issued when the old certificates are surrendered in connection with a transfer.

Stockholders should not destroy their stock certificate(s) and should not submit any certificate(s) to us.

Procedure for Effecting the Name Change

If the stockholders approve this proposal, the Board of Directors intends to implement the name change. To do so, we will file Articles of Amendment with the Secretary of the Commonwealth of Massachusetts to amend Article 1 of PTC’s current Articles of Organization to state the new name. The name change will become effective on the date of filing the Articles of Amendment. However, notwithstanding approval of this proposal by the stockholders, the Board of Directors may subsequently determine in its discretion that changing our name is not in PTC’s best interests and may abandon the proposal without further action by the stockholders.

Board Recommendation

The Board of Directors recommends that you vote FOR the proposal to amend PTC’s Articles of Organization to effect a name change from “Parametric Technology Corporation” to “PTC” with an appropriate corporate indicator selected by the Board.

PROPOSAL 4:	CONFIRM THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

We are asking stockholders to confirm the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP, a registered public accounting firm, as PTC’s independent registered public accounting firm for the fiscal year ending September 30, 2012.

PricewaterhouseCoopers LLP served as our independent auditor for the fiscal year ended September 30, 2011. Information about PricewaterhouseCoopers LLP appears under “Information about Our Independent Registered Public Accounting Firm.” Although stockholder confirmation of the selection of PricewaterhouseCoopers LLP is not required by law or our by-laws, and although this vote will not be binding on PTC, the Board of Directors believes that it is advisable to give stockholders an opportunity to provide guidance on this selection. If this confirmation is not received, the Board will request that the Audit Committee reconsider its selection of PricewaterhouseCoopers LLP.

The Board of Directors recommends that you CONFIRM the selection of PricewaterhouseCoopers LLP as PTC’s independent registered public accounting firm.

Representatives of PricewaterhouseCoopers LLP are expected to be present at our Annual Meeting. They will have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions from stockholders.

OTHER MATTERS

The Board of Directors does not know of any other matters to come before the meeting. If any other matters are properly presented to the Annual Meeting, the persons named in the voting instruction or proxy card will vote, or otherwise act, in accordance with their judgment on such matters.

INFORMATION ABOUT OUR DIRECTORS AND OUR BOARD

Our Directors

Our Board of Directors is divided into three classes with staggered three-year terms. Messrs. Grierson, Heppelmann and Zambonini have been nominated for reelection as Class I directors at this Annual Meeting as described on page 4. The Class II and III directors named in the table below will continue in office following the Annual Meeting. Information about director holdings of PTC stock is set forth in “Stock Owned by Directors and Officers” on page 23.

Class II Directors	Director Since	Term Expires
Thomas F. Bogan, age 60	2011	2013

Venture Partner of Greylock Partners, a venture capital firm, since January 2010, and a Partner of Greylock Partners from May 2004 to December 2009. Prior to that, Mr. Bogan was President of Rational Software Corporation, an S&P 500 enterprise software company, from 2000 to 2003, and Chief Operating Officer of Rational Software Corporation from 1999 to 2000. Mr. Bogan also serves as Chairman of the Board of Directors of Citrix Systems, Inc.

As a result of his experience at Rational Software, Mr. Bogan has demonstrated significant leadership and operational experience in the software industry. In addition, his experience at Rational in Application Lifecycle Management (ALM) is an asset as PTC integrates MKS, an ALM company acquired by PTC in 2011. Mr. Bogan also has significant strategic expertise as a result of his experience at Rational and as a venture capital investor at Greylock Partners, and significant financial and accounting expertise as a result of his positions as a financial officer in public and private companies and positions in public accounting earlier in his career. Mr. Bogan also has corporate governance expertise as a result of his position as Chairman of the Board of Directors of Citrix.

Michael E. Porter, age 64	1995	2013

Bishop William Lawrence University Professor based at Harvard Business School. Professor Porter has been a Professor at Harvard Business School since 1973 and has been a University Professor since 2001. He is also a director of Thermo Fisher Scientific Inc.

As a professor of competitive strategy at Harvard Business School and a leading expert in the business strategy field, Professor Porter has significant strategic expertise. As a director of PTC since 1995, Professor Porter has extensive knowledge of PTC’s business.

Robert P. Schechter, age 63	2009	2013

Chief Executive Officer (Retired), NMS Communications Corporation, a provider of hardware and software solutions for the communications industry. Mr. Schechter served as Chairman and Chief Executive Officer of NMS from 1995 to 2008.

As a result of his experience at NMS and at other companies in the software and technology industries, Mr. Schechter has significant leadership, management, international operating and sales and marketing experience, as well as significant corporate governance expertise. He also has significant financial and accounting expertise as a result of those experiences and as a former Partner at Coopers & Lybrand LLP and Chairman of its North East Region High Tech Practice.

Mr. Schechter was a director the following public companies for the periods stated: Unica Corporation, January 2005 – October 2010; Soapstone Networks, Inc., June 2003 – July 2009; Moldflow Corporation, January 2000 – June 2008; MapInfo Corporation, May 2002 – April 2007.

Class III Directors	Director Since	Term Expires
C. Richard Harrison, age 56	1994	2014

Executive Chairman of PTC since October 2010. Before that he held the following positions with PTC: Chairman and Chief Executive Officer from March 2009 to October 2010; Chief Executive Officer and President from March 2000 to March 2009; and President and Chief Operating Officer from August 1994 to March 2000. Mr. Harrison joined PTC in 1989.

As Chief Executive Officer, Mr. Harrison led a successful turnaround of PTC and positioned PTC for future success. As a result of the positions he has held with PTC, Mr. Harrison has extensive leadership, management and operating experience, a deep knowledge of PTC’s products, services and business and the markets in which PTC competes, as well as significant financial, sales and marketing expertise.

Paul A. Lacy, age 64	2009	2014

President (Retired), Kronos Incorporated, a global enterprise software company. Mr. Lacy served as President and Secretary of Kronos from May 2006 through June 2008. Prior to that, Mr. Lacy served as President, Chief Financial and Administrative Officer, Treasurer and Secretary of Kronos from November 2005 through April 2006, and as Executive Vice President and Chief Financial and Administrative Officer of Kronos from April 2002 through October 2005.

During his tenure as President and the Chief Financial Officer of Kronos, Kronos grew from a $26 million hardware company into a $662 million public global enterprise software company and Mr. Lacy gained significant public company software experience. As a result of his experience at Kronos, Mr. Lacy possesses demonstrated leadership, management and operating experience and significant financial, accounting and corporate governance expertise.

Independence

Our Board of Directors has determined that all of our directors except Mr. Harrison (our Executive Chairman), Mr. Heppelmann (our President and Chief Executive Officer) and Professor Porter (who has a consulting agreement with PTC as described in “Transactions with Related Persons” on page 21) are “independent directors” as defined in The NASDAQ Global Select Market listing standards. None of the independent directors, to our knowledge, had any business, financial, family or other type of relationship with PTC or its management other than as a director and stockholder.

Board Meetings and Attendance at the Annual Meeting

PTC’s Board currently schedules five regular meetings during each fiscal year, but will meet more often if necessary. The Board met seven times during 2011 and all directors attended all meetings held during their terms except for one director who was unable to attend a special meeting (not regularly scheduled) due to a prior commitment. We expect that each director will attend the Annual Meeting of Stockholders each year, barring other significant commitments or special circumstances. All of the directors attended the 2011 Annual Meeting of Stockholders.

Communications with the Board

Stockholders may send communications to the Board of Directors in the manner described in “IR Contacts” on the Investor Relations page of our website, www.ptc.com.

The Committees of the Board

The Board has four standing committees:

•	the Audit Committee,

•	the Compensation Committee,

•	the Corporate Governance Committee, and

•	the Corporate Development Committee.

The Audit Committee

The Audit Committee assists our Board in fulfilling its oversight responsibilities for accounting and financial reporting compliance. This includes reviewing the financial information provided to stockholders and others, PTC’s accounting policies, disclosure controls and procedures, internal accounting and financial controls, and the audit process. The Committee meets with management and with our independent registered public accounting firm to discuss our financial reporting policies and procedures, our internal control over financial reporting, the results of the independent auditor’s examinations, PTC’s critical accounting policies and the overall quality of PTC’s financial reporting, and the Committee reports on such matters to our Board. The Committee meets with the independent auditor with and without PTC management present.

The Committee is directly responsible for the appointment (and, if appropriate, replacement), evaluation and compensation of the independent auditor. The Committee reviews the independent auditor’s performance in conducting the annual financial statement audit and the audit of our internal control over financial reporting, assesses the independence of the auditor, and reviews the auditor’s fees. The Committee is also responsible for pre-approving audit and non-audit related services that may be performed by the independent auditor. Further information about the services and fees of PricewaterhouseCoopers LLP, our independent auditor, is provided in “Information about Our Independent Registered Public Accounting Firm.”

The Audit Committee acts under a written charter, which is available on the Investor Relations page of our website at www.ptc.com. Messrs. Schechter (Chairman), Lacy and Grierson currently serve as members of the Audit Committee. All committee members are “independent directors” under both SEC rules and the listing requirements of The NASDAQ Global Select Market governing the qualifications of members of the Audit Committee, and none of them has ever been an employee of PTC or any of its subsidiaries. The Board of Directors has determined that Mr. Schechter and Mr. Lacy qualify as Audit Committee Financial Experts, as defined by the SEC. The Audit Committee met ten times during 2011 and all members attended all meetings held during their terms.

Report of the Audit Committee

In fulfilling its responsibilities, the Audit Committee:

•	reviewed and discussed the audited financial statements for 2011 with management and with PricewaterhouseCoopers LLP;

•

discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

discussed with PricewaterhouseCoopers LLP its independence from PTC and its management, including the matters in the letter and written disclosures received from PricewaterhouseCoopers LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence; and

•

considered whether the independent auditor’s provision of the non-audit related services to PTC, which are described below in “Information about Our Independent Registered Public Accounting Firm – Services and Fees”, is compatible with maintaining independence.

Based on the Committee’s review and discussions with management and PricewaterhouseCoopers LLP and the Committee’s review of the independent auditor’s report to the Committee, the Committee recommended to the Board of Directors that the audited financial statements be included in PTC’s Annual Report on Form 10-K for the year ended September 30, 2011 for filing with the Securities and Exchange Commission.

Audit Committee

Robert P. Schechter, Chairman

Donald K. Grierson

Paul A. Lacy

The Compensation Committee

The Compensation Committee establishes the compensation levels for our executive officers and oversees our employee compensation programs, including the corporate bonus programs. This includes setting corporate goals and objectives relevant to compensation of executive officers and evaluating performance against those goals and objectives. The Committee is also responsible for administering our equity compensation plans. It also reviews and makes recommendations to the Board with respect to director compensation.

The Compensation Committee acts under a written charter, which is available on the Investor Relations page of our website at www.ptc.com. Messrs. Grierson (Chairman) and Schechter, both of whom qualify as “independent directors” under The NASDAQ Global Select Market listing requirements, currently serve as members of the Compensation Committee. The Committee met six times during 2011 and both members attended each meeting.

Executive Compensation Process. The Compensation Committee began the process of establishing executive compensation for fiscal 2011 after its March 2010 meeting, at which time it requested that Pearl Meyer & Partners, LLC, the Committee’s independent compensation consultant, provide information with respect to CEO peer group compensation in connection with the anticipated successions of Mr. Heppelmann to Chief Executive Officer and Mr. Harrison to Executive Chairman in October 2011. From that time through its May 2010 meeting, the Committee considered the peer group CEO compensation information provided and evaluated compensation strategies and structures. At its May 2010 meeting, the Committee finalized its compensation decisions with respect to Mr. Heppelmann and Mr. Harrison and authorized the company to enter into executive agreements with each of them reflecting their compensation in their 2011 roles of President and Chief Executive Officer and Executive Chairman, respectively. At its July 2010 meeting, the Committee began its consideration of the compensation for the other executive officers for 2011 with a review of peer group compensation for the respective executive positions. The Committee also began developing the executive incentive program to support the business plan for the next fiscal year. The Committee met again in September 2010 to evaluate PTC’s anticipated performance for the current fiscal year. At that time, the Committee also reviewed the amounts expected to be earned by the executives under the annual executive cash incentive plan and with respect to the annual performance-based restricted stock awards, and to further refine the executive performance-based compensation program to support the business plan for the next fiscal year. The Committee also established base salaries and target annual bonus amounts for the executive officers for the next fiscal year at the September meeting. The Committee then met again in November to review the financial results for the last completed fiscal year and determine the extent to which the performance criteria for the 2010 annual executive incentive plan and 2010 annual performance-based restricted stock awards were met. The Committee also established the performance criteria for the 2011 annual executive cash incentive plan and performance-based equity awards and made the annual performance-based and time-based equity awards to the executives at this meeting. Decisions made with respect to executive compensation for 2011 are discussed in detail in “Compensation Discussion and Analysis.”

Director Compensation Process. At the meeting of the Board of Directors held directly after the Annual Meeting of Stockholders, the Compensation Committee recommends to the Board the compensation to be paid to the directors for the year. The Board, based on this recommendation, then establishes the annual compensation for the directors. In making its recommendation, the Committee considers a competitive assessment of the company’s director compensation with that of the peer group and reviews each element of director compensation, including the annual retainer, the committee chair retainer, meeting fees and equity awards, to determine whether the amounts are competitive and reasonable for the services provided by the directors.

Outside Advisors; Role of the Compensation Consultant. The Committee may engage compensation consultants or other advisors to provide information and advice to the Committee. The costs of such engagements are paid by the company. The Committee engaged Pearl Meyer & Partners, LLC as its independent compensation consultant for 2011. Pearl Meyer does not provide any other services to PTC and consults with PTC’s management only as necessary to provide the services described below.

Pearl Meyer provides a range of services to the Committee to support the Committee’s agenda and obligations, including providing legislative and regulatory updates, peer group compensation data so that the Committee can set compensation for executives in accordance with our policies, advice on the structure and competitiveness of our compensation programs (including benefits provided by our peers upon a change in control and otherwise as part of their compensation programs), and advice on the consistency of our programs with our executive compensation philosophy. Pearl Meyer attends Committee meetings, reviews compensation data with the Committee, and participates in discussions regarding executive compensation issues, but does not determine or recommend the amount or form of compensation established.

PTC paid $325,000 to Pearl Meyer & Partners for services performed for the Committee during 2011. PTC also purchased two compensation surveys from Pearl Meyer for an aggregate of $7,400 in 2011.

Consultation with Management; Committee Decisions. Members of management, including our Chief Executive Officer and President, our Chief Financial Officer, our Executive Vice President, Strategy (who is responsible for Human Resources), our Senior Vice President, Corporate Human Resources, and our Corporate Vice President and General Counsel, participate in Compensation Committee meetings as requested by the Committee to present and discuss the materials provided, including recommendations to be considered relative to executive pay and competitive market practices. These members of management primarily assist the Committee in understanding PTC’s business plan and long-term strategic direction, developing the performance targets for our performance-based compensation programs, and understanding the technical or regulatory considerations as well as the motivational factors of the decisions that are intended to drive executive and company performance. Although the Committee solicits input and perspective from management and Pearl Meyer with respect to executive compensation, decisions on executive compensation are made solely by the Compensation Committee and without the presence of the Chief Executive Officer.

Delegation under the Equity Plan. The Committee is authorized to delegate to executive officers the power to make awards under the 2000 Equity Incentive Plan other than to directors and executive officers and all determinations under the Plan with respect thereto, provided that the Committee establishes the aggregate and individual maximum amounts of such awards. The Committee has delegated to our Chief Executive Officer the authority to make awards to employees under the 2000 Equity Incentive Plan within established parameters. (See “Timing of Equity Grants” on page 40 for such parameters.)

The Corporate Governance Committee

The Corporate Governance Committee is responsible for corporate governance, including compliance, and the nomination of directors. The Corporate Governance Committee is appointed by the Board to:

•	develop and recommend policies and processes regarding corporate governance,

•	oversee the company’s implementation and administration of its compliance programs,

•	make recommendations regarding potential nominees for election to the Board and membership on committees of the Board, and

•	maintain a CEO succession plan in order to ensure continuity of leadership for PTC.

The Corporate Governance Committee acts under a written charter, which is available on the Investor Relations page of our website at www.ptc.com. Messrs. Grierson (Chairman), Bogan and Lacy currently serve as members of the Committee. All Committee members qualify as “independent directors” under The NASDAQ Global Select Market listing requirements. The Committee met twice during 2011 and all members attended each meeting held during their term.

The Corporate Governance Committee’s responsibilities regarding director nominations are to:

•	determine the desired Board skills and attributes for directors;

•	consider and recruit candidates to fill positions on the Board;

•	review candidates recommended by stockholders;

•	conduct the appropriate and necessary evaluations of the backgrounds and qualifications of possible director candidates; and

•	recommend director nominees for approval by the Board or the stockholders.

The Committee may obtain recommendations from director search firms engaged for the purpose of recruiting new directors, or through business and personal contacts. Director search firms engaged by the Committee will generally be paid a retainer to identify and screen candidates meeting specifications established by the Committee for a particular search. Such specifications will change from one search to another based on the Committee’s determination of the Board’s needs at the time.

During 2011, the Corporate Governance Committee undertook a search for two new directors that was conducted with the assistance of a professional search firm retained by the Committee. The search firm used the criteria provided by the Committee, which included financial expertise and technology industry experience, to identify potential candidates. Members of the Committee, the Board and executive management met with each of the candidates selected by the Committee to assess the qualifications and experience the candidate would bring to the Board. As a result, Mr. Zambonini and Mr. Bogan were elected to the Board in May 2011 and July 2011, respectively. In accordance with our policy of nominating directors elected to the Board other than by stockholders for reelection at the next annual meeting of stockholders, Mr. Zambonini has been nominated for reelection as a Class I director at this year’s annual meeting. With respect to Mr. Bogan, we elected him as a Class II director, which class comes up for reelection by stockholders next year in 2013. We did this because we must maintain three substantially equal classes of directors and the class up for election at this year’s annual meeting (Class I) already had three directors at the time we elected Mr. Bogan.

Qualifications for Director Nominees and Diversity

The Corporate Governance Committee does not rely on a fixed set of qualifications for director nominees. The Committee’s primary mandate with respect to director nominees is to create a Board with a diversity of skills and attributes that is aligned with PTC’s strategic needs. The minimum qualifications for director nominees are that they:

•	be able to dedicate the time and resources sufficient for the diligent performance of the duties required of a member of the Board of Directors;

•	not hold positions or interests that conflict with their responsibilities to PTC; and

•	comply with any other minimum qualifications for either individual directors or the Board as a whole mandated by applicable laws or regulations.

Additionally, PTC’s Corporate Governance Guidelines require that at least a majority of members of the Board of Directors qualify as independent directors in accordance with NASDAQ independence rules.

The Corporate Governance Committee’s process for evaluating nominees for director is to consider an individual’s skills, character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, national and international experience, and such other relevant criteria as may contribute to the Board’s effectiveness and PTC’s success. This evaluation is performed in light of the Committee’s view that diversity among the directors as to personal and professional experiences, opinions, perspectives and backgrounds is desirable. The Committee also strives to identify qualified women and minority candidates. The Committee does not foreclose any sources when identifying potential candidates.

The Corporate Governance Committee reviews candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the Committee and/or recommended by the Board. The Committee will consider persons recommended by stockholders for nomination as a director in accordance with the procedures described under “Stockholder Proposals and Nominations.”

The Corporate Development Committee

The Corporate Development Committee evaluates corporate development opportunities, including mergers and acquisitions, and assists management in developing strategies and processes regarding such initiatives. The Committee is authorized to approve transactions within parameters established by the Board from time to time. The Committee acts under a written charter, which is available on the Investor Relations page of our website at www.ptc.com.

Messrs. Porter (Chairman), Grierson and Zambonini, each of whom has extensive business expertise (including in the area of corporate strategy), serve as members of the Corporate Development Committee. The Committee did not meet during 2011.

Board Leadership Structure

Our Board leadership structure is currently comprised of an Executive Chairman (Mr. Harrison), who is our former Chief Executive Officer, and an Independent Lead Director (Mr. Grierson). Our Board does not have a set leadership structure and in recent years we have had, alternately, an independent Chairman, a combined Chairman and Chief Executive Officer with a Lead Independent Director, and a non-independent Executive Chairman with a Lead Independent Director. Our policy is to have a Lead Independent Director if the Executive Chairman or Chairman is not independent. We believe the current Board leadership structure serves us and our stockholders well by having an Executive Chairman who is involved in the business and the strategic direction of the company and a strong Lead Independent Director to provide independent leadership of the Board.

The role of the Lead Independent Director is to:

•	Preside at meetings of the Board when the Chairman is not present and at executive sessions of the independent directors,

•	Call meetings of the independent directors,

•	Serve as principal liaison on Board-wide issues between the independent directors and the Chairman,

•	Approve Board meeting agendas and schedules, including ensuring there is sufficient time for discussion of agenda items at each meeting,

•	Recommend the retention of outside advisors and consultants who report directly to the Board on Board-wide issues, and

•	If requested by shareholders, be available, as appropriate, for consultation and direct communication.

Risk Oversight

The Board exercises its oversight responsibilities with respect to the risks facing PTC at the Board level and through its committees, in particular, the Audit, Corporate Governance, and Compensation Committees.

•	The Audit Committee is responsible for overseeing risk management as it relates to PTC’s financial condition, financial statements, financial reporting process and accounting matters.

•	The Corporate Governance Committee oversees the Company’s compliance programs.

•

The Compensation Committee is responsible for overseeing PTC’s overall compensation practices, polices and programs and assessing the risks associated with such practices, policies and programs. (See “Assessment of Risks Associated with Our Compensation Programs” for a description of our assessment of those risks.)

The Board and the relevant committees review with PTC’s management the risk management practices for which they have oversight responsibility. Since overseeing risk is an ongoing process and inherent in PTC’s strategic decisions, the Board and the relevant committees do not view risk in isolation, but discuss risk throughout the year in relation to proposed actions and initiatives. We believe that having a Lead Independent Director enhances the Board’s ability to oversee the company’s risks.

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP, an independent registered public accounting firm, served as PTC’s independent auditor for 2011 and has reported on our 2011 consolidated financial statements and internal control over financial reporting. The Audit Committee of the Board of Directors has reappointed PricewaterhouseCoopers LLP for 2012 and, as described above, the Board is seeking your confirmation of that appointment.

The Audit Committee is responsible for the engagement of our independent auditor and for approving, in advance, all audit services and permitted non-audit services to be provided by the independent auditor. The Audit Committee has adopted a policy for the engagement of the independent auditor that is intended to maintain the independent auditor’s independence from PTC. In adopting the policy, the Audit Committee considered the various services that the independent auditor has historically performed or may be asked to perform in the future. The policy, which is to be reviewed and re-adopted at least annually by the Audit Committee:

•

approves the performance by the independent auditor of certain types of services (principally audit-related and tax), subject to restrictions in some cases, based on the Committee’s determination that engaging the auditor for such services would not be likely to impair the independent auditor’s independence from PTC;

•	requires that management obtain the specific prior approval of the Audit Committee for each engagement of the independent auditor to perform other types of permitted services;

•	prohibits the performance by the independent auditor of certain types of services due to the likelihood that its independence would be impaired; and

•

sets an aggregate expenditure limitation on fees for approved services and provides for fee caps on certain categories of approved services that may not be exceeded without the prior approval of the Committee.

Any approval required under the policy must be given by the Audit Committee, by the Chairman of the Committee in office at the time, or by any other Committee member to whom the Committee has delegated that authority. The Audit Committee does not delegate its responsibilities to approve services performed by the independent auditor to any member of management.

The standard applied by the Audit Committee in determining whether to grant approval of any engagement of the independent auditor is whether the services to be performed, the compensation to be paid therefor and other related factors are consistent with the independent auditor’s independence under guidelines of the Securities and Exchange Commission, the Public Company Accounting Oversight Board, and applicable professional standards. The Committee considers:

•	whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of PTC’s financial statements;

•	whether the independent auditor would be functioning in the role of management or in an advocacy role;

•	whether performance of the service by the independent auditor would enhance PTC’s ability to manage or control risk or improve audit quality;

•

whether performance of the service by the independent auditor would increase efficiency because of the auditor’s familiarity with PTC’s business, personnel, culture, systems, risk profile and other factors; and

•

whether the amount of fees involved, or the proportion of the total fees payable for tax and other non-audit services, would tend to reduce the independent auditor’s ability to exercise independent judgment in performing the audit.

Services and Fees

The following table shows the fees we incurred for professional services rendered by PricewaterhouseCoopers LLP, during 2011 and 2010. All of the fees disclosed below were pre-approved by the Audit Committee in accordance with the policy described above.

Type of Professional Service Fees	Fiscal 2011	Fiscal 2010
Audit Fees	$3,396,200	$2,943,400
Audit-Related Fees(1)	$55,700	$52,300
Tax Fees(2)	$2,233,700	$2,067,700
All Other Fees(3)	$1,800	$1,500

(1)	Consists principally of fees for services related to consultations concerning financial accounting and reporting standards and financial due diligence services related to acquisitions.
(2)	Consists principally of fees related to tax compliance, tax planning and tax advice services and tax compliance services related to PTC’s expatriate employees (including assistance with individual tax compliance that PTC provides as a benefit to these employees), as follows:

Type of Tax Service	Fiscal 2011	Fiscal 2010
Tax compliance and preparation services (comprised of preparation of original and amended tax returns, claims for refunds, and tax payment planning services)	$598,100	$421,000
Tax compliance services related to PTC’s expatriate employees	$815,000	$801,400
Other tax services including tax planning and advice services and assistance with tax audits	$820,600	$845,300

Total	$2,233,700	$2,067,700

(3)	Consists of accounting research software.

DIRECTOR COMPENSATION

We pay our directors a mix of cash and equity compensation. Due to their employment relationships with the company, Mr. Harrison, our Executive Chairman, and Mr. Heppelmann, our President and Chief Executive Officer, receive no compensation for their service as directors and, accordingly, are not named in the table below.

Cash Compensation

The amounts in the “Fees Earned or Paid in Cash” column reflect the named director’s annual board and committee retainer fees and meeting fees.

Board Retainer. Mr. Grierson, the Lead Independent Director, was paid an annual cash fee of $75,000 and each of the other directors was paid an annual cash fee of $35,000. If a director is elected to the board other than at an Annual Meeting of Stockholders, as were Messrs. Zambonini and Bogan, such director receives only a prorated portion of the annual fee for the year in which he is first elected.

Committee Retainer. Mr. Schechter and Mr. Grierson, who serve as Chairman of the Audit and Compensation Committees, respectively, were paid annual committee chairman fee of $10,000. Professor Porter, the Chairman of the Corporate Development Committee, was paid an annual committee chairman fee of $5,000. Mr. Grierson was paid a retainer of $5,000 for his service on a Special Committee of the Board. No committee chairman fees were paid to Mr. Grierson for serving as Chairman of the Corporate Governance Committee.

Meeting Fees. We pay each director a fee of $2,000 for attendance at each Board meeting and $2,000 for attendance at each committee meeting of which the director is a member.

Equity Compensation

We make annual equity awards to our directors. For their service as directors in 2011, we awarded:

•	10,103 shares of restricted stock to the Lead Independent Director, Mr. Grierson,

•	9,243 shares of restricted stock to the Chairman of the Audit Committee, Mr. Schechter,

•	8,383 shares of restricted stock to each of Mr. Lacy and Professor Porter,

•	6,818 shares of restricted stock to Mr. Zambonini, and

•	5,471 shares of restricted stock to Mr. Bogan.

We also made the following awards to each of Mr. Zambonini and Mr. Bogan upon their joining the Board in May 2011 and July 2011, respectively:

•	to Mr. Zambonini, 12,908 shares of restricted stock as a one-time new director award that will vest as to 6,454 shares in May 2012 and will vest as to the remaining 6,454 shares in May 2013.

•	to Mr. Bogan, 14,069 shares of restricted stock as a one-time new director award that will vest as to 7,035 shares in July 2012 and will vest as to the remaining 7,034 shares in July 2013.

Stock Ownership Policy

Our stock ownership policy for our outside directors requires them to attain and maintain an ownership level of PTC common stock, excluding unvested restricted stock, having a value equal to five times their respective annual Board retainer. The Director Stock Ownership Policy is available on the Investor Relations page of our website at www.ptc.com.

2011 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards(1) ($)		All Other Compensation ($)			Total ($)
Donald K. Grierson	$140,000	(2)	$234,996	(3)		$—		$374,996
Lead Independent Director,
Chairman, Compensation Committee and Corporate Governance Committee

Thomas F. Bogan	$24,450		$406,237	(4)		$—		$430,687

Paul A. Lacy	$73,000		$194,989	(3)	$			$267,989

Michael E. Porter	$52,000		$194,989	(3)		$15,000	(7)	$261,989
Chairman, Corporate Development Committee

Robert P. Schechter	$91,000		$214,992	(3)		$—		$305,992
Chairman, Audit Committee

Renato Zambonini	$31,750		$446,991	(5)		$—		$478,741

Robert Goldman(6)	$20,000		$—			$—		$20,000

(1)	The number of outstanding stock options and shares of restricted stock held by each named director as of September 30, 2011 is shown in the table below.

	Options
Name	Exercisable	Unexercisable	Total	Shares of Restricted Stock
Donald K. Grierson	25,000	—	25,000	10,103
Thomas F. Bogan	—	—	—	19,540
Paul A. Lacy	—	—	—	16,700
Michael E. Porter	40,000	—	40,000	14,880
Robert P. Schechter	—	—	—	9,243
Renato Zambonini	—	—	—	19,726
Robert N. Goldman	—	—	—	—

(2)	Includes $9,000 paid for a Special Committee assignment.
(3)	Grant date fair value of restricted stock granted on March 9, 2011. The grant date fair value is equal to the number of shares granted multiplied by the closing price of $23.26 of our common stock on The NASDAQ Global Select Market on that date.
(4)	Grant date fair value of restricted stock granted on July 29, 2011 upon Mr. Bogan’s election as a director. The grant date fair value is equal to the number of shares granted multiplied by the closing price of $20.79 of our common stock on The NASDAQ Global Select Market on that date.
(5)	Grant date fair value of restricted stock granted on May 17, 2011 upon Mr. Zambonini’s election as a director. The grant date fair value is equal to the number of shares granted multiplied by the closing price of $22.66 of our common stock on The NASDAQ Global Select Market on that date.
(6)	Mr. Goldman’s term as a director ended in March 2011.
(7)	The amount represents one speaking engagement fee under Professor Porter’s consulting agreement with PTC. His agreement with us is described in “Transactions with Related Persons” on page 21.

TRANSACTIONS WITH RELATED PERSONS

Review of Transactions with Related Persons

We have a written policy regarding the review, approval and ratification of transactions involving related persons. Related persons include our directors, executive officers and persons or entities that beneficially own 5% or more of our outstanding common stock and their respective immediate family members as defined in applicable SEC regulations. Our Audit Committee is responsible for reviewing and approving or ratifying any related party transaction exceeding a specified threshold and will consider:

•	if the transaction has an appropriate business purpose,

•	if the terms of the transaction are not less favorable to PTC than those that could be obtained from an unrelated third party,

•	if it is necessary or desirable for PTC to enter into the transaction at that time,

•	if the amount of consideration to be paid or received by PTC is appropriate, and

•	if entering into the transaction with the related person rather than an independent third party is desirable.

All related person transactions described below were reviewed and approved by the Audit Committee in accordance with such policy.

Transactions with Related Persons

Michael Porter, one of our directors, consults with our executives on strategic matters and participates in executive events sponsored by us for existing and potential customers. We had a contract with him that expired in November 2011 under which we paid a $15,000 speaking engagement fee in 2011. We entered into a new contract with him in November 2011. In consideration of the strategic consulting services to be provided under that agreement, we granted him 9,402 shares of restricted stock on November 15, 2011 (worth approximately $200,000 based on the grant date fair value of the shares), of which 4,701 will vest on November 15, 2012 and the remaining 4,701 will vest on November 15, 2013. Any unvested shares will be forfeited if PTC terminates the agreement for cause or if he terminates the contract before the termination date. If PTC terminates the agreement without cause, all unvested shares would vest at that time. He will also be paid $30,000 for each executive event in which he participates, up to a maximum of $240,000 over the term of the agreement, which ends on November 15, 2013.

PTC employs the following persons who are related to our executive officers as stated in the table below. Their compensation for 2011 is set forth in the table below.

Compensation of Related Employees

	Salary	Non-Equity Incentive Plan Bonus	401(k) Plan Match	Equity Incentive(1) $	Total
Matthew Cohen	$212,558	$134,310	$6,377	$206,201	$559,446
Divisional Vice President – PTC University Son of Barry Cohen, Executive Vice President, Strategy

Emmanuel Govignon	$103,788	$33,086	$3,114	$19,998	$159,986
Director, Portfolio and Planning, PTC University Stepson of Barry Cohen, Executive Vice President, Strategy

Howard Heppelmann	$221,601	$149,596	$6,648	$154,628	$532,473
Vice President, Senior General Manager Brother of James Heppelmann, President and Chief Executive Officer

(1)	Value on the date of grant. The RSUs granted vest over three years.

INFORMATION ABOUT PTC COMMON STOCK OWNERSHIP

Stockholders That Own at Least 5% of PTC

The following table shows all persons we believe to be beneficial owners of at least 5% of PTC common stock as of December 1, 2011. “Beneficial owners” of PTC common stock are those who have the power to vote or to sell that stock. Our information is based in part on reports filed with the Securities and Exchange Commission (SEC) by the firms listed in the table below. If you wish, you may obtain these reports from the SEC.

Stockholder	Number of Shares Beneficially Owned(1)		Percentage of Common Stock Outstanding(2)
Ameriprise Financial, Inc.(3)	12,426,723	(3)	10.48%
Columbia Management Investment Advisers, LLC Columbia Seligman Communications and Information Fund, Inc. c/o Ameriprise Financial, Inc. 145 Ameriprise Financial Center Minneapolis, MN 55474

BlackRock, Inc.(4)	9,408,053	(4)	7.94%
40 East 52nd Street New York, NY 10022

Cramer Rosenthal McGlynn, LLC(5)	6,788,187	(5)	5.73%
520 Madison Avenue New York, New York 10022

The footnotes for this table appear below the next table.

Stock Owned by Directors and Officers

The following table shows the PTC common stock beneficially owned by PTC’s current directors and named executive officers, as well as all current directors and executive officers as a group, as of November 30, 2011.

	Number of Shares Beneficially Owned(1)(6)	Percentage of Common Stock Outstanding(2)
Thomas F. Bogan	24,540	0.02%
Donald K. Grierson	111,923	0.09%
Paul A. Lacy	38,484	0.03%
Michael E. Porter(7)	243,100	0.20%
Robert P. Schechter	45,900	0.04%
Renato Zambonini	29,726	0.03%
C. Richard Harrison(8)	2,109,796	1.77%
James E. Heppelmann	577,505	0.49%
Jeffrey D. Glidden	17,970	0.02%
Barry F. Cohen	571,473	0.48%
Marc Diouane	27,040	0.02%
All directors, nominees for director, and current executive officers as a group (18 persons)	4,144,706	3.48%

(1)	Shares beneficially owned based on information available to us and applicable regulations. This does not constitute an admission by any stockholder that he beneficially owns the shares listed. Unless otherwise indicated, each stockholder referred to above has sole voting and investment power over the shares listed.

(2)	For purposes of determining the percentage of common stock outstanding, the number of shares deemed outstanding consists of the 118,553,036 shares outstanding as of December 1, 2011 and any shares subject to options held by the person that are exercisable on or before January 30, 2012.
(3)	As reported on Schedule 13G filed February 8, 2011, Ameriprise Financial, Inc. (“Ameriprise”) is the holding company of Columbia Management Investors Advisers, LLC (“Advisers”), a registered investment advisor and the advisor to Columbia Seligman Communications and Information Fund, Inc., a registered investment company (the “C&I Fund”). The C&I Fund holds 6,352,470 of the shares reported (5.36% of PTC’s common stock) directly and has sole voting power over those shares, while it shares investment power over them with Advisers and Ameriprise. Other clients of Advisers have the right to receive or the power to direct the receipt of dividends and proceeds from the sale of the other PTC shares included in the aggregate number of shares reported. Ameriprise and Advisers have no voting power over 8,213,858 of such shares and shared voting power over 4,212,865 of such shares.
(4)	As reported on Schedule 13G filed February 8, 2011, BlackRock, Inc. is a parent holding company that has beneficial ownership of the shares reported through its investment adviser subsidiaries.
(5)	As reported on Schedule 13G filed February 11, 2011, Cramer Rosenthal McGlynn, LLC is an investment advisor registered with the SEC which shares voting power over 9,400 of such shares.
(6)	The amounts listed include the following shares of common stock that may be acquired on or before January 30, 2012 through the exercise of options: Mr. Grierson, 25,000 shares; Mr. Porter, 40,000 shares; Mr. Harrison, 889,418 shares; Mr. Heppelmann, 269,997 shares; Mr. Cohen, 390,000 shares; and all directors and current executive officers as a group, 1,662,614 shares.
(7)	10,000 of such shares are held in a margin account.
(8)	1,584 of such shares are held jointly by Mr. Harrison with his spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our insiders—our directors, executive officers and 10%-or-greater stockholders—file reports with the SEC on their initial beneficial ownership of PTC common stock and any subsequent changes (in this case, “beneficial ownership” means a pecuniary interest in the shares).

Based on our review of all reports filed by our insiders or written representations from insiders that all reportable transactions were reported, we believe that all of our insiders filed on a timely basis all reports required by Section 16(a) for 2011, except for one Form 4 for Mr. Harrison that was filed one week late with respect to a vest of RSUs.

COMPENSATION DISCUSSION AND ANALYSIS

As discussed in Proposal 2 above, we are conducting a “say-on-pay” vote that asks for your approval of the compensation of our named officers as described in this section and in the tables and accompanying narrative contained in “Executive Compensation.”

The Compensation Committee of our Board of Directors determines the compensation for our executives. We discuss below our executive compensation program and the compensation decisions made for 2011 for our Chief Executive Officer, our Chief Financial Officer, and the four other executive officers named in the Summary Compensation Table on page 43 (collectively, our “named executive officers”). The process we use to establish pay is described in “The Compensation Committee” on page 12 of this proxy statement. We believe our executive compensation policies and practices appropriately balance the interests of our shareholders with those of our executives, who are shareholders themselves.

Executive Summary of Our Compensation Programs

We pay for performance. The core of our executive compensation philosophy is pay for performance. Accordingly, our executives’ compensation is heavily weighted toward “at-risk” performance-based compensation. Our executives’ compensation for 2011 reflects this linkage.

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Fiscal 2011 was a successful year for PTC. We achieved our highest ever annual revenue, with revenue 16% higher than in 2010, and increased our non-GAAP operating margin by 13.2% and our non-GAAP earnings per share by 26%. These results reflect our progress toward delivering the long-term performance goals we have communicated to our shareholders – to deliver $1.6 billion in revenue and non-GAAP operating margin of 20-22% in fiscal 2014 and to deliver 20% non-GAAP earnings per share growth annually through 2014.

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Our executives’ compensation for 2011 consisted of a base salary, a short-term incentive bonus under our annual cash incentive plan and long-term equity awards that are eligible to vest based on performance criteria and continued service. Based on the mix of these items, 52% of our CEO’s and 48% of our other named executives’ compensation was performance-based for 2011, which was a higher percentage than the average of our peers.

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For 2011, our executives’ annual cash incentive plan bonus was tied to achievement of $214 million non-GAAP operating margin dollars (an increase of approximately 30% over 2010 performance) and their performance-based equity compensation was tied to achievement of $194 million non-GAAP operating margin dollars (an increase of approximately 20% over 2010 performance). Based on PTC’s achievement of an approximately 30% increase in non-GAAP operating margin dollars in 2011 over 2010, the executives earned 100% of their performance-based equity for 2011, but earned only between 96% and 98% (depending on the executive) of their annual incentive bonus. In total, these executives earned approximately 99% of their target annual compensation for achievement of approximately 99% of the performance-based compensation plan.

Our performance in 2011 relative to 2010 is shown in the first table below and the compensation earned by our executives for 2011 relative to 2010 is shown in the second table below.

Fiscal 2011 Compared to Fiscal 2010

	2011	2010	% Change
Revenue	$1,166.9 million	$1,010.0 million	16%
Non-GAAP Operating Margin Dollars(1)	$211.4 million	$162.4 million	30%
Non-GAAP Operating Margin(1)	17.7%	15.6%	13.2%
Non-GAAP Earnings per Share(1)	$1.26	$1.00	26%
Stock Price on November 15, 2011	$21.27	$21.79	(2.4)%

(1)	Non-GAAP Operating Margin Dollars, Non-GAAP Operating Margin and Non-GAAP EPS exclude from the equivalent GAAP results the effect of purchase accounting on the fair value of the acquired deferred maintenance balance of MKS Inc. of $2.6 million in 2011 and $0 in 2010, stock-based compensation expense of $45.4 million in 2011 and $48.9 million in 2010, amortization of acquired intangible assets and in-process research and development of $33.7 million in 2011 and $34.0 million in 2010, and $7.8 million of acquisition-related charges in 2011 and $0 in 2010. Non-GAAP EPS also excludes income tax adjustments of $(27.8 million) in 2011 and $21.3 million in 2010, a non-operating foreign currency translation loss of $5.1 million in 2011, and a gain on litigation resolution of $(9.0 million) in 2010. Non-GAAP Operating Margin Dollars also excludes compensation expense associated with bonus payments of $8.6 million in 2011 and $4.8 million in 2010 and revenue net of expenses of companies acquired in the year of $1.2 million in 2011 and $0 in 2010.

2011 Compensation Earned Compared to 2010

	2011(1)		2010(1)		% Change
James Heppelmann President and Chief Executive Officer	$5,092,398	(2)	$5,458,451		(6.71	)%(2)
Jeffrey Glidden Executive Vice President, Chief Financial Officer(3)	$2,395,765		$7,981	(3)		(3)
Barry Cohen Executive Vice President, Strategy	$2,158,954		$2,856,129		(24.41)%
Marc Diouane Executive Vice President, Global Services and Partners	$2,170,980		—	(4)	—	(4)
C. Richard Harrison Executive Chairman(5)	$2,880,792		$7,951,031		(63.77)%
Paul Cunningham Former Executive Vice President, Worldwide Sales	$2,166,304		$2,863,940		(24.36)%

(1)

Compensation earned consists of salary paid, bonus paid under our annual executive incentive plan, initial vest date value of time-based and performance-based long-term equity (RSUs) earned, 401(k) Plan matching contributions and, for Mr. Diouane, relocation expenses and a car allowance. The RSUs were valued at the closing price of a share of our common stock on the NASDAQ Global Select Market on the applicable initial vest dates: $21.27 on November 15, 2011, $21.79 on November 15, 2010 and, for Mr. Harrison, $15.38 on September 30, 2011. All RSUs other than the 2011 RSUs awarded to Mr. Harrison are subject to time-based vesting and vest as to one-third of the RSUs on the initial vest date and an additional one-third of the RSUs on each of the first and second anniversaries of the initial vest date if the executive remains employed by us on the vest dates. Half of the 2011 RSUs for Mr. Harrison vested on September 30, 2011 and the remainder will vest on September 30, 2012 if he remains employed by us on that date. The 2011 amount for Mr. Heppelmann does not include a long-term performance-based RSU grant valued at approximately $7 million on the date of grant that becomes eligible to vest only in November 2013, 2014 and 2015 based on company performance from October 1, 2010 through those dates. The breakdown of the performance-based cash and equity earned for 2011 is shown in the table below.

Breakdown of Performance-Based Cash and Equity Earned for 2011

	Performance- Based Cash Bonus	Performance-Based Equity (One-Third vests in each of November 2011, 2012 and 2013)	Total 2011 Performance- Based Compensation
James Heppelmann President and Chief Executive Officer	$984,300	$1,675,374	$2,659,674

Jeffrey Glidden Executive Vice President, Chief Financial Officer	$293,340	$840,037	$1,133,377

Barry Cohen Executive Vice President, Strategy	$293,340	$725,307	$1,018,647

Marc Diouane Executive Vice President, Global Services and Partners	$294,135	$412,766	$706,901

Paul Cunningham Former Executive Vice President, Worldwide Sales	$293,340	$725,307	$1,018,647

(2)	Compensation for 2011 reflects the increase in compensation payable to Mr. Heppelmann as a result of his promotion to President and Chief Executive Officer on October 1, 2011. At that time, Mr. Heppelmann’s base salary increased from $550,000 to $750,000, his target bonus increased from $600,000 to $1,000,000 and his target annual equity award value increased from $3,000,000 to $3,450,000.
(3)	Mr. Glidden was appointed Executive Vice President, Chief Financial Officer on September 27, 2010, four days before the end of our 2010 fiscal year; accordingly, he was not eligible to participate in our incentive programs for fiscal 2010 and the amount shown for 2010 is his salary for that 4-day period. His long-tem equity for fiscal 2011 was granted upon his hire date and is reflected in the Summary Compensation Table on page 43 as compensation in 2010, rather than 2011. His equity is shown here in 2011 as it was intended as 2011 compensation.
(4)	Mr. Diouane was promoted to Executive Vice President, Global Services and Partners on October 1, 2010. Mr. Diouane was not one of our executive officers in 2010.
(5)	Mr. Harrison was our Chief Executive Officer in 2010 and became our Executive Chairman on October 1, 2011.

We are responsive to shareholder concerns.

In 2011, we received 77% approval of our Say-on-Pay proposal. While this represents a favorable outcome, in response to shareholder concerns and in our continuing efforts to improve our pay practices, we made the following changes for 2012:

•	We eliminated all tax “gross up” provisions in our executive agreements.

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We introduced a long-term incentive award that measures performance over a three-year period to motivate and reward superior, stretch performance above the target performance in our other incentive plans, which are based on annual performance. Because our current long-term incentive plans do not reward performance above target performance, this award provides our executives an additional opportunity to earn up to 50% of the value of their normal long-term incentive grant contingent on the attainment of upside performance goals over a three-year period. The performance objectives are tied to increasing non-GAAP operating margins, the improvement of which is a key objective of the company and an appropriate complement to our current non-GAAP revenue and non-GAAP operating margin dollar growth goals. The award was structured so that, if earned, the total compensation payable to the executives would still fall within our target range of the second and third quartiles of peer group compensation.

We maintain other compensation practices that also benefit shareholders.

•	Our long-term equity incentives, including performance-based incentives, vest over a period of three years to ensure that our executives maintain a long-term view of shareholder value.

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The amounts our executives can earn under our annual corporate performance-based incentive plans are capped and our executives do not have the ability to earn upside under those plans for performance beyond the targets; accordingly, amounts earned under the annual plan are predictable and upside performance can be shared with our shareholders.

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We are mindful of risks to the company that could be posed by our compensation policies and practices and design our compensation policies and practices to manage such risk. (See “Assessment of Risks Associated with Our Compensation Programs” on page 42.)

•	Unvested and unexercised equity awards, including options, are not transferable.

•	We do not have a salary merit increase program for our executives.

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We do not provide significant perquisites or supplemental retirement benefits to our executives. We believe the amounts we pay to our executives are fair and competitive and are sufficient without the use of perquisites or supplemental retirement benefits.

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We require our executives to maintain specified levels of ownership of our stock to ensure that their interests are even more effectively linked to those of our shareholders. (See “Equity Ownership” on page 40.)

•	We do not allow our executives to hedge their exposure to ownership of, or interest in, our stock; nor do we allow them to engage in speculative transactions with respect to our stock.

•	Our executive agreements:

—	do not contain tax “gross-ups” on “golden parachute” payments in connection with a change in control, and we have committed that we will not include such a gross-up in any future executive agreements,

—	contain “double triggers” that require termination in connection with a change in control before most equity is accelerated, and

—	provide only limited severance benefits, and no equity acceleration, in connection with terminations without cause absent a change in control.

(See “Potential Payments on Termination or Change in Control” on page 52.)

•	Our Compensation Committee is comprised of two directors who are “independent” under NASDAQ Stock Market rules. (See “The Compensation Committee” on page 12.)

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Our Compensation Committee’s independent compensation consultant, Pearl Meyer & Partners, is retained directly by the Committee and provides no other services to PTC. (See “The Compensation Committee” on page 12.)

Compensation Philosophy & Objectives

We believe that our compensation plans should align our executives’ interests with those of our shareholders and reward our executives for their contributions to the long-term success of PTC. We also believe that a substantial portion of our executives’ compensation should be performance-based to create appropriate incentives and rewards for achieving performance objectives established by the Committee.

Accordingly, we design our compensation plans and associated performance objectives to:

•	motivate our executives to advance the interests of PTC and increase shareholder value;

•	reward our executives for their contributions to the success of PTC; and

•	retain the services of our executives as long as the interests of PTC are being satisfied and the compensation being paid is commensurate with the value being provided by the executive.

We assess the compensation we establish for our executives against the compensation paid to executives in similar positions in the peer group discussed below to ensure that the compensation we pay is competitive and fair to our executives and our shareholders. We seek to accomplish this by establishing target compensation generally within the second and third quartiles of the compensation paid by the peer group.

Components of Compensation

Main Components

Total direct compensation for our executives consists of the four components described in the table below. We also describe why we use each component and the important features of that component.

Component	Objective	Features
Base Salary	Provide a minimum, fixed level of cash compensation.

•   Set within the context of our annual competitive analysis.

•   Adjustments may be made to reflect market conditions for a position, changes in the status or duties associated with a position or internal equity.

Annual Short-Term Performance-Based Bonus	Focus the executive on achieving specific goals related to PTC’s business plan for the current fiscal year.

•   Performance goals and target bonus amounts established at beginning of fiscal year.

•   Performance metric for 2011 was non-GAAP operating margin dollars and was established to align with PTC’s 2011 upside business plan.

Annual Long-Term Equity Incentive Awards	Promote alignment of the executive’s long-term personal interests with the long term interests of PTC and its shareholders. Provide a retention incentive.

•   Provided in the form of restricted stock units (RSUs) for 2011.

•   50% of the award is performance-based:

—   subject to performance criteria aligned with PTC’s 2011 business plan,

—   earned only to the extent the performance criteria are achieved,

—   RSUs earned are subject to subsequent time-based vesting (one-third vests upon determination of achievement of the performance goals established for that year, one-third in each of the next two years if the executive remains employed by PTC on the vest date).

•   50% of the award is time-based and vests in three substantially equal annual installments over the three years following the date of grant if the executive remains employed by PTC on the vest date.

Long-Term Performance-Based Equity Incentive Awards

Focus the executive on achieving PTC’s long-term goals and objectives.

Promote alignment of the executive’s long-term personal interests with the long term interests of PTC and its shareholders.

Provide a retention incentive.

•   Provided in the form of RSUs for 2011.

•   Not granted every year.

•   100% of the award is performance-based and incentivizes achievement of stretch goals.

•   Performance period extends over multiple fiscal years.

•   Will be earned and vest only to the extent the performance criteria are achieved.

Other Benefits; Absence of Perquisites

Our executives are eligible to participate in the standard benefits and programs available to all PTC employees on the same terms and conditions as all employees, including our 401(k) savings plan. Consistent with our practices for employees who relocate at the request of the Company, we paid certain expenses in connection with the relocation of Mr. Diouane from Europe to the United States upon his promotion to Executive Vice President, Global Services and Partners in 2011. We also paid a car allowance for Mr. Diouane in 2011 as a result of his historical compensation arrangements with us, which ended in 2012. We provide no other significant benefits or perquisites to our executives.

Mix of Compensation Components

We use the compensation components described in the table above because we believe they provide an appropriate mix of guaranteed compensation and at-risk compensation that promotes short-term and long-term performance and produces appropriate rewards. With this mix, we provide a competitive base salary while motivating the executive to focus on achieving the business criteria that will produce a targeted level of performance for PTC, and we also provide the opportunity to earn additional compensation through short-term and long-term incentives.

The mix of compensation for our executives is weighted toward at-risk pay (annual performance-based incentives and long-term performance-based equity incentives). Maintaining this pay mix results in a pay-for-performance orientation for all our executives.

We consider all pay elements and their impact on each executive’s target direct compensation when making determinations regarding the amount of each element. Our decisions regarding the pay mix also reflect our belief that long-term incentives, particularly equity awards, provide an important motivational and retentive aspect to the executive’s overall compensation package. This is why guaranteed compensation (base salary and time-based equity) for these executives makes up less of their target total direct compensation than it does for the average executive in the peer group.

Our compensation mix for 2011 was designed to provide approximately 52% of total compensation through at-risk pay for our Chief Executive Officer and almost 48% of total compensation through at-risk pay for our other executives. This is in contrast to our peer group (described below), where performance-based compensation made up an average of only 39% of the CEO’s compensation and 41% of the other named executives’ compensation. We achieved this mix by making 50% of our annual long-term equity incentive awards performance-based, while the majority of our peer group companies provided only time-based equity incentives. In addition, our annual short-term incentives are performance-based. Finally, even the guaranteed compensation provided to these executives carries an at-risk element as a substantial portion of this component is comprised of time-based restricted stock units that carry risks of forfeiture and market price decline.

How We Determine the Total Amount of Compensation

We make decisions regarding the amount and mix of compensation awarded to each of these executives based on:

•	objective data provided by our external compensation consultant, Pearl Meyer & Partners (we refer to this as the “competitive analysis”),

•	subjective analysis of the scope of each executive’s responsibilities, and

•	internal pay equity among the executives.

The competitive analysis provides detailed comparative data for our executive positions and assesses each component of compensation, including base salary, annual bonus, long-term incentives and total direct compensation, as well as the mix of compensation between base salary, annual bonus and long-term incentives. We compare this information to our executives’ compensation by similarity of position and generally align our executives’ target total direct compensation to be within the second and third quartiles of peer compensation.

Benchmarking and Survey Data

Benchmarking Data. The peer group we used to benchmark the elements of executive pay was made up of publicly-traded U.S. companies within the software industry, most of which are in the enterprise software space, that have revenues and market capitalizations in a range appropriate for PTC. In evaluating and selecting companies for inclusion in our peer group, we target companies with revenue and market capitalization that are within an approximately 0.5x to 2x multiple when compared to PTC. However, we may include companies with revenue and market capitalizations outside of these parameters if there is strong product and/or service similarity (such as with Autodesk, Inc., BMC Software Inc., Citrix Systems Inc. and McAfee Inc.). We believe this group represents competition for executive talent in our industry. We review the peer group on an annual basis to ensure that the companies constituting this peer group remain relevant and provide meaningful compensation comparisons.

The 2011 peer group consisted of the companies listed below and was identical to the peer group for 2010 and 2009.

2011 Peer Group

	Revenue $M (Trailing 4 Quarters as of April 2, 2010)(1)	Market Capitalization $M (As of April 2, 2010)(1)	Criteria Matched
Company			Product / Service Similarity	Revenue $500M - $2B	Market Capitalization $680M - $6B
PTC	$956	$2,040
Autodesk, Inc.	$1,714	$6,405	x	x
BMC Software Inc.	$1,899	$6,728	x	x
Cadence Design Systems, Inc.	$853	$1,532	x	x	x
Citrix Systems Inc.	$1,614	$7,906	x	x
Compuware Corporation	$916	$1,703	x	x	x
Lawson Software Inc.	$713	$975	x	x	x
McAfee Inc.	$1,927	$6,260	x	x
Mentor Graphics Corp.	$803	$818	x	x	x
Novell Inc.	$850	$1,631	x	x	x
Nuance Communications Inc.	$996	$3,814	x	x	x
Progress Software Corp.	$502	$1,156	x	x	x
Quest Software Inc.	$695	$1,529	x	x	x
Sybase Inc.	$1,171	$3,619	x	x	x
Synopsys Inc.	$1,350	$3,209	x	x	x
TIBCO Software, Inc.	$621	$1,527	x	x	x
Peer Group Median	$916	$1,703
Peer Group Average	$1,108	$3,254

(1)	For PTC, reflects trailing four quarters revenue as of January 2, 2010 and market capitalization as of February 2010.

Survey Data. We also use survey data for additional perspective. Our primary survey source is the CHiPS Executive Total Compensation Survey, a high technology executive compensation pay and policy survey. PTC participates in this survey and believes that it represents a good cross-section of the software industry. The data used was appropriate to PTC’s size and industry and represented 16 companies with a median revenue of

$1.2 billion. The CHiPS survey is published by the survey division of Pearl Meyer & Partners, which is a separate business unit from the consulting division we use for consulting services. Although PTC is on the Steering Committee for the CHiPS survey, its membership on the Steering Committee does not enable PTC to influence the results of the survey or the competitive analysis.

Subjective Analysis of Executive Responsibilities and Internal Pay Equity

While we use the objective market data as a starting point for determining the appropriate compensation for our executives, we recognize that circumstances could warrant a deviation from that data. Accordingly, for certain positions for which there are no comparable external benchmarks, we make our own judgments with regard to compensation levels. We consider both whether the amount seems fair for the responsibilities of the position and internal pay equity among the executives. See our analysis of the compensation decisions for Mr. Cohen in “Analysis of Compensation Decisions for 2011” below for a discussion of how this subjective analysis was used. Where benchmark data is available, we also consider internal pay equity among the executives as we do not believe the external benchmark should be the only determinant of compensation.

Consideration of Results of Prior Year Shareholder “Say-on-Pay” Vote

Last year was the first time we held a shareholder “say-on-pay” vote. Approximately 77% of our shareholders voted in favor of the compensation paid to our named executive officers for 2010. A few of our shareholders that voted against our 2010 executive compensation wrote to us to explain their reasons for their votes. Accordingly, when developing our executive compensation program for 2012, we considered the overall level of support and the comments provided by those shareholders who wrote to us. As a result, we made two significant changes to our 2012 compensation program. First, we eliminated all remaining golden parachute tax gross-up payments under our grandfathered executive agreements. Second, we reevaluated our long-term incentives to ensure that we were providing incentives for both annual performance and longer-term performance. Our historical and current annual long-term incentive awards consist of time-based RSUs and performance-based RSUs that are subject to subsequent time-based vesting. The performance criteria for the annual performance-based awards are one-year targets aligned to that year’s business plan that are intended to drive year-over-year performance to achieve selected financial and operating goals that will benefit the company over the longer term. The time-based vesting of these RSUs is intended to ensure that the executives take a longer term view of the value of the company so that the effects of efforts to achieve the annual performance criteria don’t harm the company over the longer term. For 2012, we structured the equity awards to include a long-term performance-based equity incentive award in addition to our annual performance-based and time-based awards. The long-term performance-based award has two and three year performance periods and criteria tied to our long-term goals and objectives, rather than an annual performance goal, to drive performance over an extended period and to further align our executives’ compensation with our long-term performance goals and objectives.

Analysis of Compensation Decisions for 2011

The target total direct compensation we established for each of the named executive officers is set forth in the table below.

2011 Target Compensation Plan

	Target Total Annual Compensation		Target Long-Term Equity
Name	Salary	Target Annual Bonus	Performance- Based Equity		Time-Based Equity(1)		Target Total Direct Compensation
James Heppelmann	$750,000	$1,000,000	$1,725,000		$1,725,000		$5,200,000	(2)
President and Chief Executive Officer
Jeffrey Glidden	$415,000	$300,000	$750,000	(3)	$750,000	(3)	$2,215,000
Executive Vice President, Chief Financial Officer
Barry Cohen	$415,000	$300,000	$746,800		$746,800		$2,208,600
Executive Vice President, Strategy
Marc Diouane	$350,000	$300,000	$425,000		$425,000	(4)	$1,500,000	(4)
Executive Vice President, Global Services and Partners
C. Richard Harrison	$500,000	$—	$—		$1,500,000	(5)	$2,000,000
Executive Chairman
Paul Cunningham	$415,000	$300,000	$746,800		$746,800		$2,208,600
Executive Vice President, Worldwide Sales

(1)	The award values were established in November 2010, our usual timing, and the number of RSUs to be granted was established at that time based on the closing price of our common stock on November 3, 2010, $21.90 per share. Because we had a limited number of shares under our equity incentive plan at that time, the actual grants were not made until March 9, 2011 after shareholder approval of an increase in the number of shares available for issuance under our equity incentive plan. Accordingly, the value reflected in the Summary Compensation Table on page 43 reflects the grant date fair value of those awards based on the closing price of our common stock on March 9, 2011, $23.26 per share, rather than the target value above.
(2)	Does not include the long-term equity award granted to Mr. Heppelmann on October 1, 2010 upon his becoming our Chief Executive Officer. The award is subject to performance criteria and will vest only if earned beginning in 2013. Additional information about this award appears below under “Considerations for Mr. Heppelmann” and in “Executive Compensation.”
(3)	These amounts were awarded on September 27, 2010, in our fiscal 2010, upon Mr. Glidden’s hire. Accordingly, they appear in the Summary Compensation Table for 2010, rather than 2011.
(4)	Does not include a long-term equity award of $500,000 that vests over three years granted upon his promotion that is not part of his target total annual compensation.
(5)	Pursuant to Mr. Harrison’s agreement with us, under which he ceased his position as our Chief Executive Officer and became our Executive Chairman effective October 1, 2010, we granted Mr. Harrison $3,000,000 worth of restricted stock units, half of which vested at the end of 2011 and half of which are to vest at the end of 2012. Accordingly, the full $3,000,000 value appears in the Summary Compensation Table in 2011.

Overall Considerations

We set target total direct compensation to be within the second and third quartiles (between the 25th and the 75th percentiles) of the peer group benchmark data, subject to the achievement of the performance objectives established by the Committee for the year. We believe that this competitive positioning of total direct compensation enables us to attract and retain skilled executives.

Considerations for Mr. Heppelmann

Mr. Heppelmann became our Chief Executive Officer on October 1, 2010, the beginning of our 2011 fiscal year. At that time, we increased his compensation to a level commensurate with his new role. In setting his target compensation, we considered the fact that 2011 would be Mr. Heppelmann’s first year in the role, but wanted to make sure that his overall compensation opportunity was competitive. Accordingly, we established his base salary at the 25th percentile of the peer group compensation for the CEO and his target incentive and equity incentives were set within our target range.

In addition, in order to recognize his promotion, align his incentives with sustained long-term exceptional performance and foster long term retention, we made a special one-time award to Mr. Heppelmann upon his promotion to CEO that will be realized, if earned, based on longer-term performance. Including the one-time award, the percentage of Mr. Heppelmann’s performance-based compensation is 80%, which is a significant proportion of his overall compensation for fiscal 2011 and represents a higher ratio of performance-based compensation when compared to our peer group CEOs, who on average have less than 40% performance-based compensation.

•	The award was valued at $7 million on the date of grant and will vest, only if earned, in installments in November 2013, 2014 and 2015.

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The award will be realized only if the company achieves challenging performance goals over a five year period (described below in “Executive Compensation – Grants of Plan-Based Awards”); to be earned in full, the award requires that PTC achieve a 20% non-GAAP earnings per share compound annual growth rate over the period from September 30, 2010 through September 30, 2015.

Considerations for Mr. Glidden

Mr. Glidden became our Chief Financial Officer on September 27, 2010. Because our fiscal year ends on September 30, we provided only a base salary for Mr. Glidden for 2010 and he was not eligible to participate in the short-term incentive plan or to receive any long-term incentive equity for 2010. To establish annual target total direct compensation for Mr. Glidden for fiscal 2011, we evaluated competitive pay for chief financial officers in our peer group and positioned his overall target total direct compensation between the second and third quartiles, balancing his compensation with that of our other executives. Accordingly, we established his base salary for 2011 at an annual rate of $415,000. We also made two equity awards to Mr. Glidden on his start date as his long-term equity incentive awards for 2011. As with the long-term equity incentive awards we make to our other executives, 50% of the total equity awarded was time-based and vests in November 2011, 2012 and 2013 and 50% of the total equity awarded was subject to performance criteria and subsequent time-based vesting to the extent earned in November 2011, 2012 and 2013. The value of the awards on the award date was $1,500,000, which we determined was appropriate based on a competitive analysis with respect to the position and commensurate with the award levels for our other similarly situated executives, including Messrs. Cohen and Cunningham.

Considerations for Mr. Cohen

Mr. Cohen, our Executive Vice President, Strategy, has a unique position for which there is no appropriate match in the peer group or survey data, as the scope of his position is different from any specific position in the peer group or survey data. Mr. Cohen has responsibility for Corporate Strategy, Corporate Development, Customer Care and Technical Support, Global Education, and Human Resources. Accordingly, when setting target compensation amounts for Mr. Cohen, we considered internal equity by evaluating the scope and importance of his responsibilities compared to our other executives. For 2011, we made no changes to the target compensation levels for Mr. Cohen as we believed his pay level was appropriate when considering the compensation levels of our other executives.

Considerations for Mr. Diouane

Mr. Diouane became our Executive Vice President, Global Services and Partners on October 1, 2010. We established his base salary and target bonus amounts by reference to our other executive officers. In addition to his annual equity awards, in recognition of his promotion, we granted him a one-time equity award to increase his equity ownership over time and further align his interests with those of our shareholders. This grant will vest over three years. We tied one-half of his 2011 annual incentive bonus to the same performance goals as for the other executives and the other half to Global Services margins due to the importance of improving Global Services margins to the company’s goal of improving overall margins. Because Mr. Diouane was previously based in our offices in Europe, in accordance with our standard relocation practices, we also paid certain of Mr. Diouane’s expenses in connection with his relocation to our worldwide headquarters in Needham, Massachusetts.

Considerations for Mr. Harrison

In connection with Mr. Harrison’s transition from Chief Executive Officer to Executive Chairman effective October 1, 2010 (the beginning of our 2011 fiscal year), we entered into an agreement with him that provides for his employment as our Executive Chairman through November 2012. As reflected in the agreement, Mr. Harrison’s compensation decreased with the decrease in responsibilities and none of his compensation is subject to achievement of performance criteria. We believed this was appropriate due to the nature of his Executive Chairman role. Notwithstanding this change, because 75% of his annual compensation is delivered in equity and, accordingly, tied to the value of our stock, his interests remain closely aligned with those of our shareholders.

Considerations for Mr. Cunningham

Mr. Cunningham was our Executive Vice President, Worldwide Sales through April 2011 and remained employed by us as an Executive Advisor through fiscal 2011. Because Mr. Cunningham’s overall pay position was in line with that of our other executives and within our intended position with respect to the peer group, we made no changes to his target compensation for 2011.

The 2011 Performance-Based Compensation Structure and Criteria

Selection of Criteria

The performance measures we develop and use for our performance plans are measures designed to measure our success against our short-term and long-term business plans and objectives. These business plans and objectives are designed to create and deliver value to our shareholders over the long term.

For 2011, we selected non-GAAP operating margin dollars as the performance measure for our performance-based incentives due to the importance of increasing our non-GAAP earnings per share, which we believe will create value for our shareholders. Our executives’ annual cash incentive plan was tied to delivering $214 million in non-GAAP operating margin dollars and our executives’ performance-based restricted stock was tied to delivering $194 million in non-GAAP operating margin dollars, with the $194 million representing our business plan and the $214 million representing a stretch goal. PTC achieved $211.4 million non-GAAP operating margin dollars under the plan in 2011. Accordingly, although we had a successful year, our executives did not earn 100% under their annual incentive plan as the stretch goal established for them was not achieved.

The 2011 Performance-Based Compensation Criteria and Achievement

The tables below show:

•	the performance criteria for the 2011 annual incentive plan,

•	the performance criteria for the 2011 performance-based long-term equity awards, and

•	in each case, the extent to which the performance criteria were achieved and performance-based incentive amounts were earned.

Annual Incentive Plan Criteria and Achievement. For 2011, the annual incentive plan was funded with cash. As shown in the table below, under the terms of the plan, no portion of the incentive amount would be earned unless the Non-GAAP Operating Margin Dollars Threshold of $178 million was met, at which point 50% of the target incentive would be earned. Thereafter, an additional portion of the incentive amount could be earned based on the extent to which Non-GAAP Operating Margin Dollars between $178 million and $194 million (“Target Goal”) were achieved and an additional percentage of the amount could be earned based on the extent to which Non-GAAP Operating Margin Dollars between $194 million and $214 million (“Stretch Goal”) were achieved. The additional portion that could be earned upon achievement of the Target Goal and the Stretch Goal differed among the executives, as described in the footnotes to the table below. To incentivize the executives to reach for achievement above our business plan, we structured these different payout levels so that each of the executives would earn only 93% of his target total cash compensation upon achievement of the Target Goal and would earn 100% of such compensation upon achievement of the Stretch Goal. The plan did not provide any upside earning potential beyond the 100% of the target bonus that could be earned upon achievement of the Stretch Goal; accordingly, each of the executive’s maximum possible payout under the plan was limited to his target annual bonus amount.

PTC achieved the Target Goal, but did not achieve the Stretch Goal. Accordingly, as shown in the second table below, less than 100% of the incentive amounts under the plan were earned.

Performance Criteria	Threshold (50% Earned)	Target Goal(1)	Stretch Goal(2)	Actual Achievement
Non-GAAP Operating Margin Dollars	$178 million	$194 million	$214 million	$211.4 million

(1)	Up to an additional 38% of the target incentive could be earned by Mr. Heppelmann, up to an additional 20% of the target incentive could be earned by Mr. Diouane, and up to an additional 33% of the target incentive could be earned by each of the other named executive officers.
(2)	Up to an additional 12% of the target incentive could be earned by Mr. Heppelmann, up to an additional 30% of the target incentive could be earned by Mr. Diouane, and up to an additional 17% of the target incentive could be earned by each of the other named executive officers. No additional amounts could be earned for achievement above 100%.

Amounts Earned under the 2011 Annual Incentive Plan. The table below shows the amount earned by each named executive officer under the 2011 annual incentive plan. Mr. Harrison did not participate in the plan.

Annual Incentive Plan Amounts Earned for 2011

Executive Officer	Target/Maximum Annual Bonus(1)	Percentage Earned	Amount Earned under the Plan
James Heppelmann	$1,000,000	98.43%	$984,300
Jeffrey Glidden	$300,000	97.78%	$293,340
Barry Cohen	$300,000	97.78%	$293,340
Marc Diouane	$150,000	96.09%	$144,135
Paul Cunningham	$300,000	97.78%	$293,340

(1)	The Target bonus amount was also the maximum bonus amount that could be earned under the plan. No additional amounts could be earned under the plan.

Global Services Incentive Plan for Mr. Diouane. As described above in “Considerations for Mr. Diouane”, half of Mr. Diouane’s annual target bonus of $300,000 was tied to the annual incentive plan for all executives and half of his target bonus was tied to the performance of Global Services, the function he leads, due to the importance of Global Services margins to the company’s performance. Under the Global Services incentive plan, performance was evaluated quarterly and up to $37,500 (one quarter of his $150,000 target Global Services bonus) could be earned for each quarter. No amounts would be earned for any quarter unless a threshold of 65% of the Global Services operating margin plan for the quarter was achieved, after which the bonus was earned in direct proportion to the percentage of the Global Services operating margin dollars target achieved for the applicable quarter (the targets were $2.0 million for the first quarter, $4.8 million for the second quarter, $6.1 million for the third quarter, and $9.9 million for the fourth quarter). These performance targets, which required increasing profitability in the Global Services organization, were calculated by taking that portion of Global Services revenue and expenses for which Mr. Diouane was responsible ($76.2 million and $64.8 million, respectively for the fourth quarter of 2011 – total Global Services revenue and operating income for the year are shown on page F-36 of our 2011 Annual Report on Form 10-K) and making exclusions similar to those described in footnote (1) to the “Fiscal 2011 Compared to Fiscal 2010” table on page 26 above, in amounts relevant to the Global Services business. PTC achieved the targets in full each quarter and Mr. Diouane earned 100% of the $150,000 Global Services target bonus.

Performance-Based Long-Term Equity Criteria and Achievement. No portion of the long-term equity awards would be earned unless the Company achieved a Threshold target of $178 million Non-GAAP Operating Margin Dollars, at which point 50% of the awards would be earned. Thereafter, up to the additional 50% of the awards could be earned based on the extent to which the company earned Non-GAAP Operating Margin Dollars between $178 million and $194 million. Unlike the annual incentive plan, but consistent with our historical approach to long-term performance-based equity, the performance-based long-term equity was structured so that the executives would earn 100% of the award if PTC achieved its business plan of $194 million in Non-GAAP Operating Margin Dollars. No additional amounts could be earned for achievement above 100%. Accordingly, the Target Long-Term Equity Values, and the corresponding number of RSUs granted, were the maximum amounts that could be earned. The RSUs earned are also subject to subsequent time-based vesting, with one-third of the amount earned vesting in November 2011 and the remaining two-thirds vesting in two substantially equal installments in November 2012 and November 2013 if the executive remains employed by us on the vest date.

2011 Performance-Based Long-Term Equity Awards and Achievement

Performance Criteria	Threshold (50% Earned)	Target (Up to an Additional 50% Earned)	Actual Achievement	Actual Award Percentage Earned
Non-GAAP Operating Margin Dollars	$178 million	$194 million	$211.4 million	100%

Performance-Based Long-Term Equity Earned by the Executives for 2011. The table below shows the number of restricted stock units issued as performance-based long-term equity corresponding to the target long-term equity value for each executive and the actual number of RSUs earned by each of the executives for 2011. The Target Long Term Equity Value was also the maximum long-term equity value that could be earned; accordingly, the number of RSUs issued was the maximum number of RSUs that could be earned. Mr. Harrison was not issued performance-based equity for 2011.

Performance-Based Long-Term Equity Earned for 2011

Executive Officer	Target/Maximum Long-Term Equity Value(1)	Number of Performance- Based RSUs Issued(1)(2)	Number of Performance- Based RSUs Earned
James Heppelmann	$1,725,000	78,767	78,767
Jeffrey Glidden	$750,000	39,494	39,494
Barry Cohen	$746,800	34,100	34,100
Marc Diouane	$425,000	19,406	19,406
Paul Cunningham	$746,800	34,100	34,100

(1)	The Target Long Term Equity Value was also the maximum long-term equity value that could be earned by the executive and the number of performance-based RSUs issued to each executive was the maximum number of RSUs that could be earned by the executive. No additional RSUs or other equity awards would be issued for performance above target performance.
(2)	The number of RSUs issued was determined by dividing the Target Long-Term Equity Value by closing price on the grant date and rounding down to the nearest whole share. For all executives other than Mr. Glidden, the number was based on the closing sale price of a share of PTC common stock of $21.90 on November 3, 2010, the date the awards were made and the performance criteria were established. For Mr. Glidden, the number was based on the closing sale price of a share of PTC common stock of $18.99 on September 27, 2010, the date the award was made.

Severance and Change in Control Arrangements

We have historically had severance and change in control arrangements with our executives. The agreements require the executive to execute a non-compete agreement with PTC and to execute a general release of claims as a condition to receiving severance benefits. Each of the agreements has a one year term and renews automatically for successive one year terms if we do not elect to terminate the agreement. Accordingly, in May 2011, in connection with our annual review of such agreements, the Compensation Committee considered whether to maintain such agreements and/or whether to revise any of their terms. The Committee reviewed current market practices and the terms of the agreements with the Committee’s compensation consultant and determined that such agreements and their terms were substantially consistent with the practices of PTC’s peer companies. The Committee also considered the continuing consolidation in the industry and PTC’s depressed stock price. As a result of its review, the Committee decided that it was appropriate to maintain the agreements. Subsequently, the Committee reviewed the compensation payable to our Chief Executive Officer upon termination in connection with a change in control and determined that it would be appropriate to increase the multiple receivable upon a change in control termination from 2x to 3x, which as part of the total compensation payable in such an event is within a competitive range of market practice. The Committee also assessed whether to retain the provision in some of the agreements providing for the “gross-up” for taxes payable on “golden parachute” payments. This provision was included in some of the historical agreements with certain executives but was not included in agreements with newly appointed executive officers (Messrs. Glidden, Diouane, Ranaldi and Berutti). As a result of its review, the Committee eliminated the gross-up benefit effective in November 2011.

The terms of these agreements are described in more detail under “Potential Payments upon Termination or Change in Control” on page 52.

Rationale for Agreements with Our Executive Officers, Other than Our Executive Chairman

The Committee believes that these agreements are important motivational and retention tools because, in a time of increased consolidation in our industry and increased competition for executive talent, they provide a measure of earnings security by offering income protection in the form of severance and continued benefits if the executive is terminated without cause, economic protection for the executive’s family if the executive becomes disabled or dies, and additional protections in connection with a change in control of PTC.

The Committee believes that providing severance to PTC employees, including these executives, is an appropriate bridge to subsequent employment if the person is terminated without cause. This is particularly so for executive-level positions for which the opportunities are typically more limited and the job search lead time is longer. The agreements also benefit PTC by enabling executives to remain focused on PTC’s business in uncertain times without the distraction of potential job loss.

The Committee believes these agreements are even more important in the context of a change in control as it believes they will motivate and encourage the executives to be receptive to potential strategic transactions that are in the best interest of shareholders, even if the executive faces potential job loss, which would otherwise result in losing the opportunity to vest in equity awards, which comprise a significant portion of each executive’s compensation. The agreements for our executives are structured substantially as “double triggers” in that most of their unvested equity would remain subject to continued vesting requirements after a change in control and vesting would be accelerated only upon termination or constructive termination within two years of a change in control. Equity that would otherwise vest beyond this two-year period vests upon the change in control because otherwise that equity would not vest if the acquiring company terminated the executive’s employment after the two-year protection period established under the agreement and we wanted to ensure the executives received the benefit of that equity. We believe this benefits PTC and the potential acquirer because it enables PTC to retain and motivate the executive while a potential change in control is pending and provides an acquirer with the ability to retain desired executives using existing equity incentives and does not provide a one-time benefit to the executive that could undermine those efforts.

Rationale for Agreement with Our Executive Chairman

The agreement with our Executive Chairman, Mr. Harrison, our former Chief Executive Officer, is structured to ensure Mr. Harrison is available for a two-year transition period from October 2010 during which he continues to enhance PTC’s relationships with customers and otherwise advance PTC’s interests. The agreement terminates on November 30, 2012. Due to the unique nature of his current role, his agreement provides that his employment will terminate upon a change in control. Upon such termination, he would be paid the salary that would be payable for the remainder of the term of the contract absent such termination and all his unvested equity would vest.

Equity Ownership

Each year we examine the total equity ownership of our executive officers as part of the competitive analysis. Because we believe that the interests of our executives are more aligned with shareholders’ interests if they are shareholders themselves, we maintain a stock ownership policy for our executives. The policy requires the CEO and each of the other executives to attain and maintain an ownership level of PTC’s common stock equal to three times and one times, respectively, their individual annual salary through retention of vested shares or RSUs. The Executive Stock Ownership Policy is available on the Investor Relations page of our website at www.ptc.com.

Timing of Equity Grants

We do not time grants either to take advantage of a depressed stock price or in anticipation of an increase in stock price and have limited the amount of discretion that can be exercised in connection with the timing of awards. We generally make awards only on pre-determined dates to ensure that awards cannot be timed to take advantage of material non-public information. Typically, our annual executive awards are made in November after public release of the previous fiscal year’s financial results, awards to our Board of Directors are made on the day of the annual shareholders’ meeting and awards to our employees are made in November and March.

Awards to executive officers may be made only by the Compensation Committee. Other awards may be made by either the Compensation Committee or by our Chief Executive Officer pursuant to delegated authority. The Compensation Committee generally makes awards only at Committee meetings and generally does not make awards in trading blackout periods (the prophylactic period encompassing the end of each fiscal quarter through 48 hours after the earnings for that quarter are announced) unless special circumstances exist, such as a new hire or a contractual commitment. Our Chief Executive Officer may make awards only on the 15th of the month (or the next succeeding business day if the 15th is not a business day), other than in the months of January, April, July and October because the 15th of each of those months falls in a blackout period.

Tax and Accounting Considerations

Tax Considerations. We consider the tax (individual and corporate) consequences of our executive compensation plans when designing the plans. Section 162(m) of the Internal Revenue Code limits deduction of compensation paid to the chief executive officer and three other most highly compensated executive officers of PTC (other than the chief financial officer) to $1,000,000 unless the compensation is “performance-based.” Performance-based restricted stock and RSUs are considered performance-based compensation under Section 162(m), while base salary and time-based restricted stock and RSUs are not. Because base salaries for these executives are not more than $1,000,000, any compensation that is not deductible is attributable to vesting of time-based restricted stock or RSUs. For 2011, only the following amounts associated with vesting of time-based restricted stock and RSUs were not deductible under Section 162(m): $4.5 million for Mr. Harrison, $2.3 million for Mr. Heppelmann and $0.8 million for Mr. Cohen. We believe that the cost associated with vesting of these awards in excess of the deductible amount is justified by the incentive and retention value provided by the equity award.

Accounting Considerations. We also consider the accounting expense impact when determining amounts of incentive grants to executives and employees. Under applicable accounting rules, grants of stock options, restricted stock, RSUs and other stock-based payments result in a stock-based compensation charge to PTC. The charge is equal to the fair value of the equity issued and is amortized over the vesting period of the award. For restricted stock and RSUs, fair value is the closing price of the stock on the grant date times the number of shares or RSUs granted.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Donald K. Grierson, Chairman

Robert P. Schechter

ASSESSMENT OF RISKS ASSOCIATED WITH OUR COMPENSATION PROGRAMS

We have assessed our compensation plans and programs for all employees, including our executives, to ensure alignment of the various plans and programs with our business plan and to evaluate the potential risks associated with those plans and programs. We have concluded that, although we maintain performance-based incentive plans, our compensation policies and practices do not create any risks that are reasonably likely to have a material adverse effect on PTC.

As discussed in our 2011 proxy statement, in 2010 we completed an extensive review of our various compensation plans and programs. This review was undertaken by a cross-functional team of representatives from our Human Resources, Finance and Sales and Services Operations functions. They reviewed the structures of the plans and programs, the processes used with respect to those plans and programs, and the controls with respect to those plans and programs. They also validated our compensation mix against the compensation mix in the market. The results of this assessment were shared with the Compensation Committee, which concurred with the conclusions reached. In 2011, we reviewed all changes to existing compensation plans and all new compensation plans to ensure that such changes or plans did not create any risks that would be reasonably likely to have a material adverse effect on PTC. As stated above, we did not identify any policies or practices that create risks reasonably likely to have a material adverse effect on PTC.

The Compensation Committee regularly considers the risks associated with executive compensation and corporate incentive plans when designing such plans and the elements described below with respect to such plans and programs have generally been implemented by or at the direction of the Compensation Committee.

In undertaking the assessment, the assessment team and the Committee considered the following features of our executive compensation and corporate incentive plans and programs:

•	A detailed planning process with executive or Compensation Committee oversight exists for all compensation programs;

•	The proportion of an employee’s performance-based pay increases as the responsibility and potential impact of the employee’s position increases, which structure is in line with market practices;

•	All short-term incentive plans and commission plans are cash-based plans, which results in less total compensation being tied solely to stock performance;

•	We set performance goals that we believe are reasonable in light of past performance and market conditions;

•	We use a consistent corporate performance metric (non-GAAP operating margin dollars) from year to year, rather than changing the metric to take advantage of changing market conditions;

•

We use restricted stock units rather than stock options for equity awards because restricted stock units retain value even if the stock price declines so that employees are less likely to take unreasonable risks to get, or keep, options “in-the-money”;

•	We use time-based vesting over three years for our long-term equity awards to ensure our employees’ interests are aligned with those of our shareholders for the long-term performance of PTC;

•

Assuming achievement of at least a minimum level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach;

•	All organizations have a component of their leadership incentive plans tied to overall PTC performance to ensure cross-functional alignment with PTC’s business plan;

•

Our executive stock ownership policy requires our executives to hold certain levels of stock (not options, restricted stock units or restricted stock), which aligns an appropriate portion of their personal wealth to the long-term performance of PTC; and

•	We maintain effective controls and procedures to ensure that amounts are earned and paid in accordance with our plans and programs.

EXECUTIVE COMPENSATION

The discussion, table and footnotes below describe the total compensation paid for 2011 to our named executive officers (our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers, and our former Executive Vice President, Worldwide Sales).

As described above in “Compensation Discussion and Analysis” above and reflected in the Summary Compensation Table below, we pay these executive officers a mix of cash and equity compensation.

Cash Compensation. We pay these executives a base salary and a cash (non-equity) incentive plan bonus. We did not pay any discretionary cash bonuses to these executives.

Equity Compensation. We make annual equity awards to these executives in the form of restricted stock units (RSUs), half of which vest based on service and half of which are initially performance-based and then subject to subsequent time-based vesting. In addition, from time to time, including in 2010, we make special longer-term awards designed to incent and reward longer-term performance. We also made promotion awards in 2011 to each of Mr. Heppelmann and Mr. Diouane as shown in the Summary Compensation and Grants of Plan-Based Awards tables below and described in the footnotes thereto.

Other Forms of Compensation. We do not provide these executives with pensions or the ability to defer compensation. Amounts shown in the “All Other Compensation” column reflect the matching cash contribution under our 401(k) Savings Plan for those participating in the plan and, for Mr. Diouane, the relocation and other expenses footnoted below. We do not provide other significant benefits or perquisites to our executives.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(2)		Total ($)
James E. Heppelmann	2011	$750,000	(3)	$10,557,112	(3)	$984,340	(3)	$7,350		$12,298,762	(3)
President and Chief Executive Officer(3)	2010	$550,000		$3,599,984	(4)	$600,000		$7,802		$4,757,786	(4)
	2009	$521,650		$5,219,354	(5)	$—		$6,901		$5,747,905	(5)

Jeffrey D. Glidden	2011	$415,000		$—		$293,340		$7,350		$715,690
Executive Vice President, Chief Financial Officer(6)	2010	$7,981		$1,499,982	(6)	$—		$—		$1,507,963

Barry F. Cohen	2011	$415,000		$1,539,956		$293,340		$—		$2,248,296
Executive Vice President, Strategy	2010	$415,000		$1,793,569	(4)	$300,000		$—		$2,508,569
	2009	$415,000		$2,651,251	(5)	$—		$—		$3,066,251	(5)

Marc Diouane	2011	$350,000		$1,390,003		$294,135		$154,249	(8)	$2,188,387
Executive Vice President, Global Services and Partners(7)

C. Richard Harrison	2011	$500,000		$2,999,981		$—		$7,350		$3,507,331
Executive Chairman(9)	2010	$600,000		$4,284,180		$1,200,000		$9,432		$6,093,612
	2009	$600,000		$8,512,742	(5)	$—		$8,682		$9,121,424	(5)

Paul J. Cunningham	2011	$415,000		$1,539,956		$293,340		$7,350		$2,255,646
Former Executive Vice President, Worldwide Sales	2010	$415,000		$1,793,569	(4)	$300,000		$7,811		$2,516,380
	2009	$415,000		$2,651,251	(5)	$—		$6,900		$3,073,151	(5)

(1)

Aggregate grant date fair value of awards. The grant date fair value is generally equal to the number of RSUs granted multiplied by the closing price of our stock on the NASDAQ Global Select Market on the grant date. The grant date fair values of performance-based stock awards included in the table are the maximum amounts that can be earned under those awards, which amounts are the amounts recorded by us under the accounting rules at the time of grant and are disclosed in the “Grant Date Fair Value of Stock Awards” column in the “Grants of Plan-Based Awards” table. Assumptions made in the valuation of these awards are described in Note K to our financial statements for the fiscal year ended September 30, 2011.

(2)	Other than for Mr. Diouane, amounts shown are matching contributions under PTC’s 401(k) Savings Plan and, for Mr. Harrison only, premiums for a supplemental disability insurance policy of $1,632 and $1,780 in 2010 and 2009, respectively.
(3)	Mr. Heppelmann became our President and Chief Executive Officer on October 1, 2010. At that time, we increased his base salary, target annual bonus (Non-Equity Incentive Plan Compensation) and long-term equity compensation (Stock Awards) as described in “Compensation Discussion and Analysis” above. “Stock Awards” for 2011 includes the special one-time performance-based grant made to Mr. Heppelmann upon his promotion to Chief Executive Officer valued at approximately $7 million on the date of grant that can be earned beginning in November 2013 and fully earned in November 2015 based on achievement of established performance criteria. The award is described below under “Grants of Plan-Based Awards – President and Chief Executive Officer Long-Term Performance-Based Award” on page 46. Excluding that award, Mr. Heppelmann’s compensation for 2011 would have been $5,298,768. If that award were amortized over its five-year term, Mr. Heppelmann’s compensation for 2011 would have been $6,698,768.
(4)	In 2010, we made “challenge grants” to our executives in the amounts set forth in the table below. Mr. Harrison did not receive such a grant as he was transitioning from being our Chief Executive Officer at the end of 2010.

The challenge grants have a three-year performance measurement period and were designed to challenge the executives to achieve 20% average annual growth in non-GAAP EPS for 2010, 2011 and 2012. We selected this metric as it is the performance goal that we publicly announced to our stockholders – sustainable non-GAAP EPS growth of 20% annually. The grants are not eligible to vest until November 2012 and will vest only if the performance goal is achieved. We made these as incremental grants rather than using this metric as the performance criterion for our long-term performance-based equity as that would have reduced the executives’ eligible total direct compensation for 2010, 2011 and 2012 below our target total direct compensation amounts for those years. The target amount awarded to each executive was equal to his annual incentive, which we believed was appropriate given the expected incremental return to our stockholders.

Executive Officer	Challenge Grant Value	Challenge Grant RSUs Granted(1)
James Heppelmann	$600,000	39,473
Barry Cohen	$300,000	19,736
Paul Cunningham	$300,000	19,736

(1) Based on the closing sale price of a share of PTC common stock of $15.20 on November 3, 2009, the date the awards were made and the performance metric was established.

(5)	Stock Awards and Total Compensation for 2009 include the grant date value of performance-based shares issued under alternative performance plans. Under no circumstances could all of the performance-based shares be earned; if the performance-based shares were earned under one plan, the performance-based shares under the other plan would be forfeited. A substantial portion of these shares were not earned and were forfeited. The table below shows the value (as recorded at the time of grant under the accounting rules) of the performance-based shares granted under the initial and second performance plans, the value of the performance-based shares forfeited, and the Total Compensation actually earned for 2009.

Name	Value of Performance- Based Shares under Initial Plan	Value of Performance- Based Shares under Second Plan	Value of Performance- Based Shares under Both Plans	Value of Performance-Based Shares Forfeited 2009	2009 Total Compensation Earned
James E. Heppelmann	$2,470,517	$753,307	$3,223,824	$2,470,517	$3,277,388
Barry F. Cohen	$1,293,505	$364,236	$1,657,741	$1,293,505	$1,772,746
C. Richard Harrison	$4,049,755	$1,613,229	$5,662,984	$4,049,755	$5,071,669
Paul J. Cunningham	$1,293,505	$364,236	$1,657,741	$1,293,505	$1,779,646

(6)	Mr. Glidden joined PTC and became our Chief Financial Officer on September 27, 2010. The value shown in the Stock Awards column reflects stock granted on his hire date in 2010 for 2011 compensation.
(7)	Mr. Diouane was promoted to Executive Vice President, Global Services and Partners on October 1, 2010. Mr. Diouane had not previously been an executive officer of PTC.
(8)	Amount includes relocation expenses of $112,370 paid in connection with his relocation to the United States from Europe upon his promotion to Executive Vice President, Global Services and Partners, tax gross-ups of $25,648 associated with such relocation expenses, a car allowance of $14,244, and $1,987 of matching contributions under PTC’s 401(k) Savings Plan.
(9)	Mr. Harrison was our Chief Executive Officer in 2009 and 2010. He became our Executive Chairman in 2011.

Grants of Plan-Based Awards

We tie a substantial portion of our executives’ compensation to PTC’s performance by making a number of plan-based awards each year. For 2011, our incentive awards to these executives, other than Mr. Harrison, consisted of:

•	an annual cash-based plan,

•	performance-based RSUs that vest to the extent earned over three years, and

•	time-based RSUs that vest over three years.

We also made a special one-time performance-based grant to Mr. Heppelmann in 2011 upon his promotion to Chief Executive Officer and a one-time time-based grant to Mr. Diouane upon his promotion to Executive Vice President, Global Services and Partners. Mr. Harrison received only a time-based grant that vests over two years rather than a traditional annual grant. We describe our compensation decisions for 2011, including the rationales for these grants and the calculation of “non-GAAP operating margin” for purposes of the incentive plans, more fully in “Compensation Discussion and Analysis” above.

Annual Incentive Plans

The amounts shown in the table below under “Estimated Possible Payouts under Non-Equity Incentive Plan Awards” are for our annual cash-based incentive plan and, for Mr. Diouane, a Global Services incentive plan as well. Amounts could be earned to the extent performance criteria established at the beginning of the year were achieved.

2011 Executive Incentive Plan

Each of the awards under the 2011 Executive Incentive Plan could be earned as follows:

•	50% of the award would be earned based on PTC’s achievement of $178 million non-GAAP operating margin dollars in 2011;

•	up to an additional 38%* of the award could be earned based on achievement of non-GAAP operating margin dollars between $178 million and $194 million in 2011; and

•

up to the remainder of the award could be earned based on achievement of non-GAAP operating margin dollars between $194 million and $214 million in 2011, with the full amount being earned if non-GAAP operating margin dollars of at least $214 million were achieved.

*The eligible amount varied among the executives and ranged from 20% to 38% as described in “Compensation Discussion and Analysis.”

PTC achieved $211.4 million non-GAAP operating margin dollars under the plan for 2011; accordingly, these awards were earned only in part as discussed in “Compensation Discussion and Analysis” above and the footnotes to the Grants of Plan-Based Awards table below.

Global Services Incentive Plan

As described above in “Compensation Discussion and Analysis” on page 37, half of Mr. Diouane’s annual target bonus was tied to a Global Services incentive plan. Under the Global Services incentive plan, performance was evaluated quarterly and up to $37,500 (one quarter of his $150,000 target Global Services bonus) could be earned for each quarter. No amounts would be earned for any quarter unless a threshold of 65% of the Global Services operating margin plan was achieved, after which the bonus was earned in direct proportion to the percentage of the Global Services operating margin dollars target achieved for the applicable quarter (the targets were $2.0 million for the first quarter, $4.8 million for the second quarter, $6.1 million for the third quarter, and $9.9 million for the fourth quarter). These performance targets, which required increasing profitability in the Global Services organization, were calculated by taking that portion of Global Services revenue and expenses for which Mr. Diouane was responsible ($76.2 million and $64.8 million, respectively for the fourth quarter of 2011 – total Global Services revenue and operating income for the year are shown on page F-36 of our 2011 Annual Report on Form 10-K) and making exclusions similar to those described in footnote (1) to the “Fiscal 2011 Compared to Fiscal 2010” table on page 26 above, in amounts relevant to the Global Services business. PTC achieved the targets in full each quarter and Mr. Diouane earned 100% of the $150,000 Global Services target bonus.

Long-Term Incentive Awards

Our annual long-term incentive awards consist of RSUs that vest over three years, half of which are performance-based and subject to subsequent time-based vesting if earned and half of which are time-based only. In 2011, we also made the promotion grants to Mr. Heppelmann and Mr. Diouane described above. Mr. Harrison, who became our Executive Chairman in 2011, received only a time-based grant that vests over two years rather than three years because the term of his Executive Chairman role with us is two years.

Performance-Based Restricted Stock Units. The shares shown in the table below under “Estimated Possible Payouts under Equity Incentive Plan Awards” are our annual performance-based awards and, for Mr. Heppelmann, his Long-Term Performance-Based Award described below.

The annual performance-based RSUs are subject to subsequent time-based vesting if earned. These RSUs could be earned to the extent PTC achieved the following performance criteria established at the beginning of the year:

•	50% of the award would be earned based on achievement of $178 million non-GAAP operating margin dollars for 2011; and

•	up to an additional 50% of the award could be earned based on achievement of non-GAAP operating margin dollars between $178 million and $194 million for 2011.

These awards were earned at the 100% level and vested as to one-third of the RSUs in November 2011. They will vest as to the remaining portion in two substantially equal installments in November 2012 and November 2013 if the executive remains employed by PTC on the vest date.

President and Chief Executive Officer Long-Term Performance-Based Award. As discussed above in “Compensation Discussion and Analysis,” we made special one-time performance-based grant to Mr. Heppelmann upon his promotion to CEO that can be earned only upon achievement of the established long-term performance criteria described below. Achievement of the applicable performance criteria is evaluated in November 2013, 2014 and 2015 and the RSUs earned in a period will vest at those times. RSUs not earned in a period can be earned in a later period. The number of RSUs eligible to be earned in a period is set forth in the table below.

	November 2013	November 2014	November 2015
Eligible RSUs	120,027	240,054 less the number earned in 2013	360,082 less the number earned in 2013 and 2014

The eligible RSUs in any period begin vesting upon achievement of a 16% Non-GAAP Earnings per Share Compound Annual Growth Rate (Non-GAAP EPS CAGR) from the base date of September 30, 2010 through the September 30, 2013, September 30, 2014 and September 30, 2015 measurement dates, as applicable, and vest on a linear scale up to full vesting upon achievement of a 20% Non-GAAP EPS CAGR for the applicable period in accordance with the following schedule:

	16% Non-GAAP EPS CAGR	17% Non-GAAP EPS CAGR	18% Non-GAAP EPS CAGR	19% Non-GAAP EPS CAGR	20% Non-GAAP EPS CAGR
% Eligible RSUs Vested	20%	40%	60%	80%	100%

Time-Based Restricted Stock Units. The shares shown in the table below under “All Other Stock Awards” are time-based restricted stock units. Other than for Mr. Harrison, these RSUs vest in three substantially equal installments, the first of which vested in November 2011, and the remainder of which vest in November 2012 and November 2013 if the executive remains employed by PTC on the vest date. Mr. Harrison’s award vests in two installments, the first of which vested in September 2011 and the second of which will vest in September 2012 if he remains employed by us on the vest date.

Grants of Plan-Based Awards in 2011

Name	Committee Resolution Date(1)	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Securities Underlying Stock or Units (#)	Grant Date Fair Value of Stock Awards(2) ($)
				Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
James E. Heppelmann	9/14/2010	10/1/2010	(3)					24,005	360,082	360,082		$6,999,994
President and Chief Executive Officer	11/3/2010	11/3/2010		$500,000	$880,000	$1,000,000	(4)
	11/3/2010	11/3/2010	(5)					39,383	78,767	78,767		$1,724,997
	11/3/2010	3/9/2011	(6)								78,767	$1,832,120

Jeffrey D. Glidden	11/3/2010	11/3/2010		$150,000	$249,000	$300,000	(4)
Executive Vice President, Chief Financial Officer

Barry F. Cohen	11/3/2010	11/3/2010		$150,000	$249,000	$300,000	(4)
Executive Vice President, Strategy	11/3/2010	11/3/2010	(5)					17,050	34,100	34,100		$746,790
	11/3/2010	3/9/2011	(6)								34,100	$793,166

Marc Diouane	10/5/2010	10/5/2010	(7)								25,720	$513,628
Executive Vice President, Global Services and Partners	11/3/2010	11/3/2010		$75,000	$105,000	$150,000	(4)
	11/3/2010	11/3/2010		$37,500	$150,000	$150,000
	11/3/2010	11/3/2010	(5)					9,703	19,406	19,406		$424,991
	11/3/2010	3/9/2011	(6)								19,406	$451,384

C. Richard Harrison	9/14/2010	10/1/2010	(8)								154,320	$2,999,981
Executive Chairman

Paul J. Cunningham	11/3/2010	11/3/2010		$150,000	$249,000	$300,000	(4)
Former Executive Vice	11/3/2010	11/3/2010	(5)					17,050	34,100	34,100		$746,790
President, Worldwide	11/3/2010	3/9/2011	(6)								34,100	$793,166
Sales

(1)	The Compensation Committee resolved at its regular meeting held on September 14, 2010 to make the grants to Messrs. Heppelmann and Harrison effective as of October 1, 2010, the date on which Messrs. Heppelmann and Harrison assumed the roles of Chief Executive Officer and Executive Chairman, respectively. The Compensation Committee resolved at its November 3, 2010 meeting, our usual timing, to make the annual time-based grants to all the executives effective on the date additional shares were approved for issuance under the equity incentive plan (March 9, 2011) due to the limited number of shares available for grant under the equity incentive plan on November 3, 2010. Accordingly, the number of RSUs to be granted was established on November 3, 2010 by dividing the target value by the price of PTC stock on that date. Because the closing price was higher on March 9, 2011, the value shown as the grant value is above the target value.
(2)	Aggregate grant date fair value calculated by multiplying the number of RSUs granted by the closing price of a share of our common stock on the NASDAQ Global Select Market on the grant date. For performance-based awards, the value determined at the grant date assumes that the award will be earned in full. The closing price on October 1, 2010 was $19.44, on October 5, 2010 was $19.97, on November 3, 2010 was $21.90 and on March 9, 2011 was $23.26.
(3)	Performance-based restricted stock units that will be earned only to the extent the established performance criteria are met. Up to one-third of the RSUs are eligible to vest in November 2013, up to two-thirds of the RSUs are eligible to vest in November 2014 and up to 100% of the RSUs are eligible to vest in November 2015. The award is described above the table in “President and CEO Long-Term Performance-Based Award.”
(4)	These awards were not earned in full. The amounts earned by these executives were as follows: Mr. Heppelmann, $984,300; Messrs. Cohen, Glidden and Cunningham, $293,340; Mr. Diouane, $144,135.
(5)	Performance-based restricted stock units subject to subsequent time-based restrictions as described above. The restricted stock units could be earned only to the extent the established criteria were met. 100% of the restricted stock units were earned. One-third of such RSUs vested on November 15, 2011 and the remaining RSUs will vest in two substantially equal installments on November 15, 2012 and 2013.
(6)	Time-based restricted stock units. One third of these RSUs vested on November 15, 2011 and the remaining two-thirds will vest in two substantially equal installments on November 15, 2012 and November 15, 2013.
(7)	Time-based restricted stock units granted upon promotion that vest in three substantially equal installments in November 2011, 2012 and 2013.
(8)	Time-based restricted stock units that vested as to 77,160 RSUs on September 30, 2011 and will vest as to the remaining 77,160 RSUs on September 30, 2012.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table shows the equity awards held by each named executive officer as of September 30, 2011. The equity awards in the table consist of stock options granted through 2004 and restricted stock units granted in 2009, 2010 and 2011.

Name	Option Awards				Stock Awards
								Equity Incentive Plan Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
James E. Heppelmann President and Chief Executive Officer	79,999		8.50	5/30/2012
	149,998		4.98	2/13/2013
	119,999		11.48	3/3/2014
					63,775	(4)	$980,860	39,473	(8)	$607,095
					65,789	(5)	$1,011,835	360,082	(9)	$5,538,061
					65,789	(6)	$1,011,835	78,767	(10)	$1,211,436
					78,767	(7)	$1,211,436

Jeffrey D. Glidden Executive Vice President, Chief Financial Officer					39,494	(11)	$607,418	39,494	(12)	$607,418

Barry F. Cohen Executive Vice President, Strategy	159,999		8.50	5/30/2012
	110,002		4.98	2/13/2013
	119,999		11.48	3/3/2014
					31,751	(4)	$488,330	19,736	(8)	$303,540
					32,754	(5)	$503,757	34,100	(10)	$524,458
					32,754	(6)	$503,757
					34,100	(7)	$524,458

Marc Diouane Executive Vice President, Global Services and Partners	4,000		20.75	11/15/2011
					11,446	(4)	$176,039	19,406	(10)	$298,464
					21,929	(5)	$337,268
					19,406	(7)	$298,464
					25,720	(13)	$395,574

C. Richard Harrison Executive Chairman	228,235		8.50	5/30/2012
	349,898		4.98	2/13/2013
	311,285		11.48	3/3/2014
					91,075	(4)	$1,400,734
					93,951	(5)	$1,444,966
					93,951	(6)	$1,444,966
					77,160	(14)	$1,186,721

Paul J. Cunningham Former Executive Vice President, Worldwide Sales					31,751	(4)	$488,330	19,736	(8)	$303,540
					32,754	(5)	$503,757	34,100	(10)	$524,458
					32,754	(6)	$503,757
					34,100	(7)	$524,458

(1)	The unvested RSU awards shown in this column are subject to time-based vesting. Some of these awards were subject initially to performance-based criteria, which were satisfied in whole or in part, and are now subject only to time-based vesting.
(2)	The market value of unvested shares and RSUs was calculated as of September 30, 2011 based on the closing price of a share of our common stock on the NASDAQ Global Select Market of $15.38.
(3)	The unvested RSUs shown in this column are subject to performance-based vesting.
(4)	Time-based RSUs awarded on May 13, 2009. The RSUs vested on November 15, 2011.
(5)	Time-based RSUs awarded on November 3, 2009. These RSUs vest in three substantially equal annual installments. The first and second installments vested on November 15, 2010 and 2011, and the remaining installment will vest on November 15, 2012.

(6)	Blended performance and time-based RSUs awarded on November 3, 2009. The RSUs vest in three substantially equal installments. The first and second installments vested on November 15, 2010 and 2011. The remaining RSUs will vest on November 15, 2012.
(7)	Time-based RSUs awarded on March 9, 2011. These RSUs vest in three substantially equal annual installments of 26,256 RSUs on November 15, 2011, 26,256 RSUs on November 15, 2012 and 26,255 RSUs on November 15, 2013.
(8)	Performance-based RSUs awarded on November 3, 2009. These RSUs are subject to performance criteria through 2012. If the performance criteria are determined to have been met, these RSUs will vest on November 15, 2012.
(9)	Performance-based restricted stock units awarded on October 1, 2010 that will be earned only to the extent the established performance criteria are met. Up to one-third of the restricted stock units are eligible to vest on the later of November 15, 2013 and the date the Compensation Committee determines the extent to which the performance criteria have been achieved. Up to two-thirds of the restricted stock units are eligible to vest on the later of November 15, 2014 and the date the Compensation Committee determines the extent to which the performance criteria have been met. Up to all of the restricted stock units are eligible to vest on the later of November 15, 2015 and the date the Compensation Committee determines the extent to which the performance criteria have been met. This grant is described above in “Grants of Plan-Based Awards – Long-Term Incentive Awards – President and Chief Executive Officer Long-Term Performance-Based Award.”
(10)	Blended performance-based and time-based RSUs awarded on November 3, 2010. The RSUs could be earned only to the extent the established criteria were met. The criteria were met in full for 2011 and one-third of such units vested on November 15, 2011. The remaining RSUs vest in two substantially equal installments on November 15, 2012 and 2013.
(11)	Time-based RSUs awarded on September 27, 2010. These RSUs vest in three substantially equal annual installments on November 15, 2011, November 15, 2012 and November 15, 2013.
(12)	Blended performance-based and time-based RSUs awarded on September 27, 2010. The RSUs could be earned only to the extent the established criteria were met. The criteria were met in full for 2011 and one-third of such units vested on November 15, 2011. The remaining RSUs vest in two substantially equal installments on November 15, 2012 and November 15, 2013.
(13)	Time-based RSUs awarded on October 5, 2010. These RSUs vest in three substantially equal annual installments of 8,574 RSUs on November 15, 2011, 8,573 RSUs on November 15, 2012 and 8,573 RSUs on November 15, 2013.
(14)	Time-based restricted stock units that vest on September 30, 2012.

Option Exercises and Stock Vested in 2011

The following table shows the value realized by executive officers upon option exercises, if any, and vesting of restricted stock and restricted stock units during 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
James E. Heppelmann,
President and Chief Executive Officer	230,000	$2,234,898	169,095	$3,700,787
Jeffrey D. Glidden,
Executive Vice President, Chief Financial Officer	—	—	—	—
Barry F. Cohen,
Executive Vice President, Strategy	200,000	$2,133,901	90,859	$1,990,622
Marc Diouane,
Executive Vice President, Global Services and Partners	—	—	30,753	$670,108
C. Richard Harrison,
Executive Chairman	312,046	$2,757,894	337,780	$6,896,623
Paul J. Cunningham,
Former Executive Vice President, Worldwide Sales	45,999	$473,763	90,859	$1,990,622

(1)	The table below shows the dates the options exercised in fiscal 2011 were granted, the option exercise price, the dates on which they were exercised, the number of shares of each grant exercised and the per share values on exercise date for each executive.

Name	Option Grant Date	Option Exercise Price	Exercise Date	Shares Exercised	Exercise Date per Share Value	Value Realized on Exercise
James E. Heppelmann	9/20/2001	$12.5750	11/8/2010	50,000	$22.4324	$492,870
	9/20/2001	$12.5750	5/2/2011	92,048	$23.7720	$1,030,661
	9/20/2001	$12.5750	5/2/2011	7,952	$23.7720	$89,039
	5/30/2002	$8.50	9/6/2011	11,764	$16.2791	$91,513
	5/30/2002	$8.50	9/6/2011	68,236	$16.2791	$530,815

Barry F. Cohen	9/20/2001	$12.5750	5/2/2011	75,575	$23.3800	$816,588
	9/20/2001	$12.5750	5/3/2011	49,554	$23.0900	$521,060
	9/20/2001	$12.5750	5/10/2011	51,015	$23.2100	$542,545
	9/20/2001	$12.5750	5/10/2011	23,856	$23.2100	$253,709

C. Richard Harrison	9/20/2001	$12.5750	10/29/2010	312,046	$21.4131	$2,757,894

Paul J. Cunningham	9/20/2001	$12.5750	11/9/2010	21,000	$22.2766	$203,734
	3/3/2004	$11.4750	11/9/2010	8,714	$22.2766	$94,125
	3/3/2004	$11.4750	11/9/2010	16,285	$22.2766	$175,904

(2)	The table below shows the dates the shares that vested in fiscal 2011 were granted, the dates on which they vested, the per share values on those dates, and the number of shares of each grant that vested for each executive.

Grant Date	Grant Date per Share Value	Vest Date	Vest Date per Share Value	James E. Heppelmann	Jeffrey D. Glidden	Barry F. Cohen	Paul J. Cunningham	Marc Diouane	C. Richard Harrison
11/7/2007	$18.58	11/9/2010	$22.20	39,530	—	26,353	26,353	—	75,592
11/7/2007	$18.58	11/15/2010	$21.79	—	—	—	—	8,341	—
5/13/2009	$10.43	11/15/2010	$21.79	63,775	—	31,752	31,752	11,447	91,076
11/3/2009	$15.20	11/15/2010	$21.79	65,790	—	32,754	32,754	10,965	93,952
10/1/2010	$19.44	9/30/2011	$15.38	—	—	—	—	—	77,160

				169,095	—	90,859	90,859	30,753	337,780

Potential Payments upon Termination or Change in Control

We have agreements with our executive officers that provide the benefits described below in connection with certain terminations or a change in control of PTC. We describe our reasons for providing these benefits in “Compensation Discussion and Analysis — Severance and Change in Control Arrangements” on page 39.

To receive the payments and benefits described below, the executive must execute a release of claims against PTC. The executive also must continue to comply with the material terms of his agreement, as applicable, and the terms of his Non-Disclosure, Non-Competition and Invention Agreement with PTC, which remains in effect after his termination of employment for two years for each of Mr. Harrison and Mr. Heppelmann and one year for each of the other executives with respect to the non-competition and non-solicitation provisions and indefinitely with respect to the other provisions.

Agreement with Mr. Harrison, Our Executive Chairman

Termination without Cause or for Good Reason

If we terminate Mr. Harrison’s employment without cause or if he resigns for good reason (including, generally, a reduction in compensation or benefits, a reduction in authority or responsibilities, or relocation of our principal office by over 50 miles):

•	he would be entitled to payment of all unpaid cash compensation payable under his agreement (up to the maximum $1,000,000 payable under the agreement),

•	the vesting of all outstanding equity awards he holds would be accelerated, and

•	each outstanding vested stock option he holds would remain exercisable until the close of business on the earlier of the end of the original term of the option and November 30, 2012.

Resignation for Convenience or Termination for Non-Performance.

If Mr. Harrison resigns for convenience or if we terminate his employment for non-performance of his employment responsibilities:

•	all unearned salary and any unvested equity granted pursuant to the agreement will be forfeited; and

•

as long as Mr. Harrison continues to serve on our Board of Directors, vesting would continue on any equity held by him other than equity granted under the agreement and the period during which he may exercise any vested stock options would be extended to the earlier of the original termination date of the option and February 28, 2013.

Termination for Cause (other than Non-Performance). If Mr. Harrison’s employment is terminated by us for reasons constituting Cause (other than non-performance described above), he would forfeit all of his unearned salary and unvested equity awards.

Change in Control. Mr. Harrison’s employment will terminate automatically upon a change in control of PTC. Upon such termination, he will be entitled to the payments and benefits described above under Termination without Cause or for Good Reason.

Death or Disability. If Mr. Harrison’s employment is terminated due to his death or disability, all outstanding equity awards that he holds would immediately become vested and exercisable in full.

No Excise Tax Gross-Up. Mr. Harrison is not eligible to receive a “gross-up” payment if any payments and benefits payable to him would constitute “parachute payments” under the Internal Revenue Code and be subject to the related excise tax.

Agreement with Mr. Heppelmann, Our President and Chief Executive Officer

Termination without Cause

If we terminate Mr. Heppelmann’s employment without cause, he will be entitled to:

•	payment of his base salary over the two years following such event, paid at the highest rate in effect during the six months preceding such event,

•	payment of an amount equal to two times the average annual bonuses paid to him for the two fiscal years preceding the year in which the termination occurs, paid over two years, and

•	continued participation in PTC’s medical, dental, vision and basic life insurance benefit plans (or payment in lieu thereof) for up to two years following such event.

Change in Control

Equity. Effective upon a change in control of PTC:

•	all performance criteria applicable to any equity award held by Mr. Heppelmann will be deemed to have been met in full, and

•

the vesting schedule applicable to any equity award held by Mr. Heppelmann will be amended to immediately vest any portion of such award scheduled to vest after the second anniversary of the change in control (unless the agreement is not assumed or replaced, in which case the equity award will become vested and exercisable in full).

These provisions are not applicable to any equity interests issued in connection with PTC’s annual incentive plan or other short-term incentive plans (“bonus equity”) or to any equity award specifically excluded from these provisions.

Annual Incentive Award/Annual Bonus Equity. In addition, upon a change in control, for any annual cash incentive award in effect for the year in which the change in control occurs and any bonus equity, all performance criteria will be deemed met in full and Mr. Heppelmann will be entitled to a lump sum payment of a pro-rata portion of any such annual cash incentive award and a pro-rata portion of any such bonus equity held by him will vest (such pro-rata portions to be based on the number of days elapsed in the applicable fiscal year).

Termination in Connection with a Change in Control

If within the two years following a change in control (or within the prior six months in certain circumstances) Mr. Heppelmann is terminated without cause or resigns for good reason (including, generally, a reduction in compensation, a reduction in authority or responsibilities, or relocation of our principal office by over 50 miles), Mr. Heppelmann will be entitled to:

•	a lump sum payment equal to three times his highest base salary in effect for the six months preceding such termination or required to take effect under the agreement,

•

a lump sum payment equal to three times his highest annual target bonus in effect for the year in which the change in control occurred or after the change in control or required to take effect under the agreement,

•	continued participation in PTC’s medical, dental, vision and basic life insurance benefit plans (or payment in lieu thereof) for up to two years following such event,

•	accelerated vesting in full of all equity awards held by him (other than any bonus equity held by him), and

•	the option exercise period for each stock option held by him will be extended until the earlier of the second anniversary of his termination of employment or the original term of such option.

No Gross-Up Payment. Mr. Heppelmann is not under any circumstances entitled to a gross-up payment for any excise taxes to which he may be subject if any of the above payments and benefits are considered to be “parachute payments.”

Death or Disability

If Mr. Heppelmann’s employment terminates by reason of his death or disability:

•	all performance criteria applicable to all equity awards held by him will be deemed to have been met in full, and

•	all equity awards held by him will immediately become vested and exercisable in full.

These provisions are not applicable to any bonus equity held by him, which would terminate on such event if the restrictions with respect thereto had not lapsed before such event.

Agreements with Mr. Cohen, Mr. Glidden and Marc Diouane (and, formerly, Mr. Cunningham)

Termination without Cause

If we terminate any of these executives’ employment without cause, the executive will be entitled to:

•	a lump sum payment in an amount equal to his highest annual salary (excluding bonuses) in effect during the six months immediately preceding the termination date, and

•	continued participation in PTC’s medical, dental, vision and basic life insurance benefit plans (or payment in lieu thereof) for up to one year following such termination.

Change in Control

Equity. Effective upon a change in control of PTC:

•	all performance criteria applicable to any equity award held by the executive will be deemed to have been met in full, and

•

the vesting schedule applicable to any equity award held by the executive, including restricted stock, will be amended to immediately vest any portion of such award scheduled to vest after the second anniversary of the change in control (unless the agreement is not assumed or replaced, in which case the equity award will become vested and exercisable in full).

These provisions are not applicable to any bonus equity held by the executive.

Annual Cash Incentive/Bonus Equity. In addition, upon a change in control, with respect to any annual cash incentive award in effect for the year in which the change in control occurs and any bonus equity, all performance criteria will be deemed met in full and each executive will be entitled to a lump sum payment of a pro-rata portion of any such annual cash incentive award and a pro-rata portion of any such bonus equity held by the executive will vest (such pro-rata portions to be based on the number of days elapsed in the applicable fiscal year).

Termination in Connection with a Change in Control

If within the two years following a change in control the executive is terminated without cause or resigns for good reason (including, generally, a reduction in compensation, a reduction in authority or responsibilities, or relocation of our principal office by over 50 miles), the executive will be entitled to:

•	the benefits he would have received if his employment was terminated without cause as described above,

•	a lump sum payment equal to his highest annual target bonus in effect for the year in which the change in control occurred or after the change in control, and

•	accelerated vesting in full of all equity awards held by him (other than any bonus equity held by him).

No Gross-Up Payment. None of these executives is entitled under any circumstances to a gross-up payment for any excise taxes to which he may be subject if any of the above payments or benefits are considered to be “parachute payments.”

Termination upon Death or Disability

If the executive’s employment terminates due to his death or disability:

•	all performance criteria applicable to any equity awards held by him will be deemed to have been met in full, and

•	all equity awards held by him will immediately become vested and exercisable in full.

These provisions are not applicable to any bonus equity held by the executive, which would terminate on such event if the restrictions with respect thereto had not lapsed before such event.

Tabular Presentation of Benefits Provided

The table on the next page shows the benefits that would have been provided under the agreements described above had a change in control and/or termination of each executive’s employment occurred on September 30, 2011. Because Mr. Cunningham resigned as our Executive Vice President, Worldwide Sales, before fiscal year-end, he received no payments or other benefits pursuant to his executive agreement and is not included in the table below.

Potential Payments on Termination or Change in Control

	Circumstances of Termination or Event
	Termination without Cause	Termination for Cause or Voluntary Resignation	Change in Control		Termination without Cause or Resignation for Good Reason within 2 Years following a Change in Control		Disability or Death
James E. Heppelmann
President & Chief Executive Officer
Base Salary	$1,500,000	$—	$—		$2,250,000		$—
Bonus	1,584,300	—	—		3,000,000		—
Pro-Rated Bonus	—	—	1,000,000		—		—
Accelerated Equity	—	—	3,576,634	(1)	5,226,893	(2)	11,572,558	(2)
Benefits Continuation	79,869	—	—		79,869		—

Total	$3,164,169	$—	$4,576,634		$10,556,762		$11,572,558

Jeffrey D. Glidden
Executive Vice President, Chief Financial Officer
Base Salary	$415,000	$—	$—		$415,000		$—
Bonus		—	—		300,000		—
Pro-Rated Bonus	—	—	300,000		—		—
Accelerated Equity	—	—	404,925	(3)	809,911	(2)	1,214,836	(2)
Benefits Continuation	55,592	—	—		55,592		—

Total	$470,592	$—	$704,925		$1,580,503		$1,214,836

Barry F. Cohen
Executive Vice President, Strategy
Base Salary	$415,000	$—	$—		$415,000		$—
Bonus	—	—	—		300,000		—
Pro-Rated Bonus	—	—	300,000		—		—
Accelerated Equity	—	—	349,618	(3)	2,498,681	(2)	2,848,299	(2)
Benefits Continuation	80,652	—	—		80,652		—

Total	$495,652	$—	$649,618		$3,294,333		$2,848,299

Marc Diouane
Executive Vice President, Global Services and Partners
Base Salary	$415,000	$—	$—		$415,000		$—
Bonus	—	—	—		300,000		—
Pro-Rated Bonus	—	—	$300,000		—		—
Accelerated Equity	—	—	$330,808	(3)	1,175,001	(2)	1,505,809	(2)
Benefits Continuation	28,844	—	—		28,844		—

Total	$443,844	$—	$630,808		$1,918,845		$1,505,809

C. Richard Harrison
Executive Chairman
Base Salary	$500,000	$—	$500,000	(4)	$—		$—
Accelerated Equity	5,477,387	—	5,477,387	(2)	—		5,477,387	(2)

Total	$5,977,387	$—	$5,977,387		$—		$5,477,387

(1)	Value of unvested shares and restricted stock units that would have vested from and after the second anniversary of the change in control that accelerate and become fully vested, based on a closing stock price of $15.38 on September 30, 2011. Includes 50% of the special award granted October 1, 2010 that is not subject to the Change in Control provisions of his executive agreement.
(2)	Value of unvested shares and restricted stock units that accelerate and become fully vested based on a closing stock price of $15.38 on September 30, 2011.
(3)	Value of unvested shares and restricted stock units that would have vested from and after the second anniversary of the change in control that accelerate and become fully vested, based on a closing stock price of $15.38 on September 30, 2011.
(4)	Mr. Harrison’s employment is automatically terminated upon a change in control and all outstanding amounts become payable.

STOCKHOLDER PROPOSALS AND NOMINATIONS

How to Submit a Proposal

If you wish to nominate a person for election as a director or make another proposal for consideration at the 2013 Annual Meeting of Stockholders, you must give written notice to us between September 27, 2012 and October 27, 2012, including the information required by our by-laws. The information required by our by-laws with respect to director nominations is described below.

Under SEC rules, if you desire that such proposal be included in our proxy statement and proxy card, you must give written notice to us no later than September 27, 2012.

Your written proposal must be sent to:	Aaron C. von Staats Secretary Parametric Technology Corporation 140 Kendrick Street Needham, Massachusetts 02494

In order to curtail controversy as to the date on which PTC receives a proposal, you should submit your proposal by Certified Mail-Return Receipt Requested.

Information to be Provided in Connection with Director Nominations

If you wish to recommend a person for election as a director, your proposal should include the information described below and a brief statement describing the reasons you believe the person would be an effective director for PTC.

Information about the Director Nominee

You must provide the following information about the director nominee:

•	the name, age, and business and residence addresses of the person,

•

the principal occupation or employment of the person for the past five years, as well as information about any other Board of Directors and board committee on which the person has served during that period,

•	the number of shares of PTC stock, if any, beneficially owned by the person,

•

whether or not the person is currently “independent” from PTC under the independence standards of the NASDAQ Global Select Market and all facts that currently prevent the person from being independent under such standards, if applicable, and

•

any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

Information about the Nominating Stockholder

You must provide the following information about yourself:

•	your name and record address and the name and address of the beneficial owner of our shares, if any, on whose behalf the proposal is made,

•

a description of all familial, compensatory, financial and/or other relationships, arrangements and transactions, existing at any time within the preceding three years or currently proposed, between the director nominee and you or the beneficial owner of our shares on whose behalf the proposal is made, if any, or any of your or their respective affiliates and associates, and

•	the details of all the following that are held and/or beneficially owned, directly or indirectly, including through any entity, by you and by such beneficial owner, if any:

—	the number of shares of PTC stock,

—	any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to PTC stock or with a value derived in whole or in part from the value of PTC stock, whether or not such instrument or right is subject to settlement in PTC stock or otherwise (a “derivative instrument”) and any other direct or indirect opportunity of any such person to profit or share in any profit derived from any increase or decrease in the value of PTC stock,

—	any proxy, contract, arrangement, understanding, or relationship pursuant to which you or such other beneficial owner, if any, has a right to vote any shares of PTC stock,

—	any short interest in PTC stock (that is, if you directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have the opportunity to profit or share in any profit derived from any decrease in the value of PTC stock),

—	any rights to dividends on PTC stock that are separated or separable from PTC stock, and

—	any performance-related fees (other than an asset-based fee) that you or such beneficial owner, if any, is entitled to based on any increase or decrease in the value of PTC stock or derivative instruments, if any, as of the date of your notice, including without limitation any such interest held by members of your immediate family sharing the same household.

The Committee may require any proposed nominee to furnish such other information as it may reasonably require to determine the proposed nominee’s eligibility, or lack thereof, to serve as a director of PTC.

By Order of the Board of Directors,

AARON C. VON STAATS

Secretary

January 26, 2012

The Board of Directors hopes that stockholders will attend the Annual Meeting of Stockholders. Whether or not you plan to attend, we encourage you to vote in advance of the Annual Meeting of Stockholders. Voting promptly will greatly facilitate arrangements for the meeting and your cooperation will be appreciated.

PARAMETRIC TECHNOLOGY CORPORATION 140 KENDRICK STREET NEEDHAM, MA 02494

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M39575-P18795                                 KEEP THIS PORTION FOR YOUR RECORDS

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

PARAMETRIC TECHNOLOGY CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ________________________________________
The Board of Directors recommends you vote FOR ALL nominees:
Vote on Directors		☐	☐	☐
1.	Elect three Class I Directors to serve for the next three years:
Nominees:

01) Donald K. Grierson 02) James E. Heppelmann 03) Renato Zambonini
Vote on Proposals
The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain

2.	Advisory vote to approve the compensation of our named executive officers.						☐	☐	☐

3.	Approve an amendment to our Articles of Organization to change our corporate name to PTC with an appropriate corporate indicator selected by the Board of Directors.						☐	☐	☐

4.	Confirm the selection of PricewaterhouseCoopers LLP as PTC’s independent registered public accounting firm for the current fiscal year.						☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

  Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K Wrap are available at www.proxyvote.com.

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M39576-P18795

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PARAMETRIC TECHNOLOGY CORPORATION

PROXY FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 7, 2012

The undersigned, revoking all prior proxies, hereby appoints Jeffrey Glidden and Aaron von Staats, or either of them acting singly, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of the ballot, all of the shares of common stock of Parametric Technology Corporation (“PTC”) that the undersigned is entitled, if personally present, to vote at the 2012 Annual Meeting of Stockholders to be at 8:00 a.m., local time, on Wednesday, March 7, 2012 at the Corporate offices, 140 Kendrick Street, Needham, MA 02494, and any adjournment or postponement thereof.

You may vote at the Annual Meeting if you were a PTC stockholder at the close of business on January 6, 2012. Your attendance at the Annual Meeting will not be deemed to revoke this proxy unless you revoke this proxy in writing and vote in person at the Annual Meeting. Along with this proxy, we are sending you Notice of Annual Meeting and the related Proxy Statement, as well as our Annual Report to Stockholders, including our Annual Report on Form 10-K with our financial statements, for the year ended September 30, 2011.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF THE SIGNED PROXY IS RETURNED BUT NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, AND FOR PROPOSALS 2, 3 AND 4. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Address Changes/Comments: _________________________________________________________________________ ___________________________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE